Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORM HOLDINGS CORP.

FHXMS, LLC

XPRESSPA HOLDINGS, LLC

THE COMPANY UNITHOLDERS PARTIES HERETO OR WHO BECOME A PARTY HERETO

AND

MISTRAL XH REPRESENTATIVE, LLC,

as Unitholders’ Representative

Dated as of August 8, 2016

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1

1.1	The Merger	1

1.2	Closing	1

1.3	Effective Time	2

1.4	Effect of the Merger	2

1.5	Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity	2

1.6	Directors and Officers of the Surviving Entity	2

1.7	Merger Consideration; Effect on Capital Stock	3

1.8	Adjustments to Merger Consideration	4

1.9	No Fractional Shares	4

1.10	Payment of Merger Consideration	4

1.11	Consideration Spreadsheet	5

1.12	No Liability	6

1.13	Taking of Necessary Action; Further Action	6

1.14	Withholding of Tax	6

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

2.1	Organization and Qualification	7

2.2	Subsidiaries	8

2.3	Capital Structure	9

2.4	Authority; No Conflict; Required Filings	11

2.5	Board Approval; Required Vote	11

2.6	Financial Statements and Information	12

2.7	Absence of Undisclosed Liabilities; Cash	12

2.8	Absence of Certain Changes or Events	13

2.9	Agreements, Contracts and Commitments	13

2.10	Compliance with Laws	14

2.11	Permits	15

2.12	Litigation	15

2.13	Restrictions on Business Activities	16

2.14	Employees	16

2.15	Taxes	18

2.16	Employee Benefit Plans	21

2.17	Tangible Assets	23

2.18	Real Property Leases	23

2.19	Insurance	25

2.20	Intellectual Property	26

2.21	[Reserved]	28

2.22	Environmental Laws	28

2.23	Certain Business Practices	29

2.24	Websites	29

2.25	Interested Party Transactions	29

2.26	Books and Records	29

2.27	Brokers	29

2.28	Inventory	30

2.29	Product Recalls	30

2.30	Suppliers	30

2.31	Trade Controls	30

2.32	ACDBE Compliance	30

2.33	Proxy Statement	31

2.34	No Other Representations and Warranties	31

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	32

3.1	Organization	32

3.2	Power and Authorization	32

3.3	Authorization of Governmental Authorities	32

3.4	Noncontravention	33

3.5	No Brokers	33

3.6	SEC Filings; Financial Statements	33

3.7	Capitalization of the Parent	34

3.8	Registration Statement	34

3.9	Rights Plan	35

3.10	No Other Representations and Warranties	35

ARTICLE IV	CONDUCT OF BUSINESS PENDING THE MERGER	35

4.1	Conduct of Business Pending the Merger	35

4.2	No Solicitation of Other Proposals by Company	38

ARTICLE V	ADDITIONAL AGREEMENTS	40

5.1	Stockholder Approvals	40

5.2	Access to Information; Confidentiality	42

5.3	Reasonable Efforts; Further Assurances	43

5.4	Indemnification; Advancement of Expenses; Exculpation and Insurance	43

5.5	Notification of Certain Matters	45

5.6	Quotation on the Nasdaq Capital Market	45

5.7	Public Announcements	46

5.8	Directors and Officers of Parent	46

5.9	Interim Financial Statements	46

ARTICLE VI	CONDITIONS OF MERGER	46

6.1	Conditions to Obligation of Each Party to Effect the Merger	46

6.2	Additional Conditions to Obligations of Parent and Merger Sub	47

6.3	Additional Conditions to Obligations of the Company	49

ARTICLE VII	INDEMNIFICATION	50

7.1	Survival	50

7.2	Indemnification by Company Unitholders	51

7.3	Indemnification by Parent	52

7.4	Certain Limitations	52

7.5	Indemnification Procedures for Third Party Claims against Parent Indemnitee	54

7.6	Indemnification Procedures for Non-Third Party Claims	55

7.7	Escrow Fund	55

7.8	Contingent Claims	56

7.9	Effect of Investigation; Waiver	57

7.10	Exclusive Remedy	57

7.11	Certain Indemnification Matters	57

ARTICLE VIII	UNITHOLDERS’ REPRESENTATIVE	58

8.1	Unitholders’ Representative	58

8.2	Reliance	59

8.3	No Liability	59

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	60

9.1	Termination	60

9.2	Effect of Termination	62

9.3	Fees and Expenses	62

9.4	Amendment	64

9.5	Waiver	64

ARTICLE X	Tax matters	64

10.1	Filing Tax Returns	64

10.2	Straddle Period	65

10.3	Tax Treatment of the Merger; Tax Allocation	65

10.4	Tax Proceedings	66

10.5	Cooperation on Tax Matters	67

10.6	Transfer Taxes	68

10.7	Tax Treatment of Indemnification Payments	68

10.8	Tax Sharing Agreements	68

ARTICLE XI	GENERAL PROVISIONS	68

11.1	Notices	68

11.2	Interpretation	69

11.3	Severability	69

11.4	Entire Agreement	70

11.5	Assignment	70

11.6	Parties in Interest	70

11.7	Failure or Indulgence Not Waiver; Remedies Cumulative	70

11.8	Governing Law; Enforcement	70

11.9	Counterparts	71

EXHIBITS

EXHIBIT A	Form of Certificate of Merger
EXHIBIT B	Form of Amended and Restated Operating Agreement of the Company
EXHIBIT C	Form of Amended and Restated Certificate of Formation of the Company
EXHIBIT D	Form of Parent Warrant
EXHIBIT E	Form of Certificate of Designations
EXHIBIT F	Form of Escrow Agreement
EXHIBIT G	Form of Joinder Agreement

DEFINED TERMS INDEX

Acceptable NDA	Section 4.2(a)
ACDBE	Section 2.2(f)
Acquisition Shares	Section 1.10(b)
Action	Section 2.12(a)
Affiliates	Section 2.9(b)
Agreement	Preamble
Agreement Press Release	Section 5.1(b)
Amended and Restated Certificate of Formation	Section 1.5
Amended and Restated Operating Agreement	Section 1.5
Applicable Lease	Section 7.7(a)(ii)
Applicable Lease Release Amount	Section 7.7(a)(ii)
Applicable Survival Period	Section 7.1(d)
Audited Financial Statements	Section 2.6
Balance Sheet	Section 2.6
Balance Sheet Date	Section 2.6
BDO	Section 2.6
Benefit Plan	Section 2.16(a)
Business Day	Section 1.2
Cap	Section 7.4(b)
Cap Table	Section 2.3(a)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Acquisition Proposal	Section 4.2(e)(i)
Company Board Approval	Section 2.5(a)
Company Board Approval Change	Section 4.2(c)
Company Certificate of Formation	Section 1.5
Company Common Unit	Section 1.7(a)
Company Disclosure Schedule	Article II
Company Insurance Policies	Section 2.19(a)
Company Intellectual Property	Section 2.20(a)
Company Material Adverse Effect	Article II
Company Material Contracts	Section 2.9(a)
Company Operating Agreement	Section 1.5
Company Permits	Section 2.11(a)
Company Preferred Unit	Section 1.7(a)
Company Superior Proposal	Section 4.2(e)(ii)
Company Systems	Section 2.20(h)
Company Termination Fee	Section 9.3(b)
Company Unitholders	Recitals
Company Units	Section 1.7(a)
Confidential Information	Section 5.2(b)

Consents Escrow Amount	Section 7.7(a)(ii)
Consents Escrow Fund	Section 7.7(a)(ii)
Consents Survival Period	Section 7.7(a)(ii)
Consideration Spreadsheet	Section 1.11(a)
Default Notice	Section 7.7(a)(ii)
Delaware LLC Act	Recitals
DGCL	Section 5.1(d)
Effective Time	Section 1.3
End Date	Section 9.1(b)
Environmental Laws	Section 2.22
Equitable Exceptions	Section 2.4(b)
ERISA	Section 2.16(a)
ERISA Affiliate	Section 2.16(c)
Escrow Agent	Section 1.10(a)
Escrow Agreement	Section 1.10(a)
Escrow Release Date	Section 7.7(a)(i)
Escrowed Shares	Section 1.10(a)
Exchange Act	Section 2.9(b)
Financial Statements	Section 2.6
Fundamental Representations	Section 7.1(b)
GAAP	Section 2.6
Governmental Authority	Section 2.4(d)
Indemnified Party	Section 7.1(e)
Indemnifying Party	Section 7.1(e)
Indemnity Escrow Amount	Section 7.7(a)(i)
Indemnity Escrow Fund	Section 7.7(a)(i)
Intellectual Property	Section 2.20(a)
Interim Financial Statements	Section 2.6
Interim Period	Section 4.1
Joinder Agreement	Section 5.1(e)
Leased Real Property	Section 2.18(b)
Licensed Intellectual Property	Section 2.20(a)
Liens	Section 2.2(d)
Losses	Section 7.2
Management Agreement	Section 6.1(h)
Material Suppliers	Section 2.31
Merger	Recitals
Merger Consideration	Section 1.7(a)
Merger Form 8-K	Section 5.1(b)
Merger Press Release	Section 5.1(b)
Merger Sub	Preamble
Monthly Financial Statements	Section 5.9
Most Recent Balance Sheet	Section 2.6
Most Recent Balance Sheet Date	Section 2.6
Notice of Claim	Section 7.5(a)
Other Filings	Section 5.1(b)

Parent	Preamble
Parent Annual Meeting	Section 5.1(d)
Parent Board Recommendation	Section 5.1(d)
Parent Bylaws	Section 3.4
Parent Capital Stock	Section 1.7(a)(ii)
Parent Common Stock	Section 1.7(a)(i)
Parent Disclosure Schedule	Article III
Parent Indemnitees	Section 7.2
Parent Material Adverse Effect	Article III
Parent Preferred Stock	Section 1.7(a)(ii)
Parent Release Event	Section 7.7(a)(ii)
Parent SEC Reports	Article III
Parent Stockholder Approval	Section 3.2
Parent Warrants	Section 1.7(a)
Parties	Preamble
Party	Preamble
Person	Section 2.2(f)
Personal Information	Section 2.20(d)
Pre-Closing Tax Return	Section 10.1(a)
Privacy Laws	Section 2.20(d)
Pro Rata Share	Section 1.11(a)(ii)
Proxy Statement	Section 3.8
Registration Statement	Section 3.8
Representatives	Section 4.2(a)
Restated Parent Certificate	Section 3.4
Rockmore	Section 6.1(g)
Sarbanes Oxley Act	Section 3.6(a)
Securities Act	Section 2.2(d)
Straddle Period	Section 10.1(b)
Straddle-Period Tax Return	Section 10.1(b)
Subsidiary	Section 2.2(h)
Surviving Entity	Section 1.1
Tax Allocation	Section 10.3(b)
Tax Return	Section 2.15(a)
Taxes	Section 2.15(a)
Third Party Claim	Section 7.5(a)
Third Party Defense	Section 7.5(a)
Transaction Tax Treatment	Section 10.3(a)
Transfer Taxes	Section 10.6
Union	Section 2.14(e)
Unitholder Indemnitees	Section 7.3
Unitholder Release Event	Section 7.7(a)(ii)
Unitholders’ Representative	Section 8.1, Preamble
Updated Cap Table	Section 1.11(c)

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of August 8, 2016 by and among FORM HOLDINGS CORP., a Delaware corporation (“Parent”), FHXMS, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub”), XPRESSPA HOLDINGS, LLC, a Delaware limited liability company (the “Company”), THE UNITHOLDERS OF THE COMPANY WHO ARE PARTIES HERETO OR WHO BECOME PARTIES TO THIS AGREEMENT BY EXECUTING A JOINDER AGREEMENT, and MISTRAL XH REPRESENTATIVE, LLC, as representative of the unitholders of the Company (the “Unitholders’ Representative”). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of Parent and the Company and the sole member of Merger Sub have each declared it to be advisable and in the best interests of each corporation or limited liability company, as the case may be, and their respective stockholders, members and unitholders, as applicable, that Parent acquire the Company via the Merger (as hereinafter defined) in order to advance their long-term business interests; and

WHEREAS, the Boards of Directors of Parent and the Company and the sole member of Merger Sub have each approved this Agreement and the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”), in accordance with the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned Subsidiary of Parent, and the unitholders of the Company as of immediately prior to the Closing (the “Company Unitholders”) becoming stockholders of Parent.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger. At the Effective Time (as defined in Section 1.3), in accordance with the Delaware LLC Act and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity in the Merger, shall continue its existence under the Delaware LLC Act as a wholly-owned subsidiary of Parent. The Company as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Entity.”

1.2           Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article IX, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (eastern time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day (as defined below) after all of the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 9.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017. For purposes of this Agreement, “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York.

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1.3           Effective Time. Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable, the Parties shall cause the Merger to become effective by executing and filing in accordance with the Delaware LLC Act a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

1.4           Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, leases, licenses, membership interests, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.5           Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity. At the Effective Time, the Limited Liability Company Agreement of the Company as amended and in effect as of the immediately prior to the Effective Time (the “Company Operating Agreement”), shall be amended and restated as set forth in Exhibit B (the “Amended and Restated Operating Agreement”), and the certificate of formation of the Company in effect as of the immediately prior to the Effective Time (the “Company Certificate of Formation”) shall be amended and restated as set forth in Exhibit C (the “Amended and Restated Certificate of Formation”), and such documents as amended and restated shall be the certificate of formation and limited liability company agreement, as applicable, of the Surviving Entity until amended in accordance with the respective terms thereof. Notwithstanding the foregoing, as between the Company Unitholders, the terms of the Company Operating Agreement shall continue to govern their rights with respect to each other (including with respect to the distribution of any Merger Consideration received or released from escrow after the Effective Time).

1.6           Directors and Officers of the Surviving Entity. Subject to applicable Law, at the Effective Time, the (i) members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the members of the board of managers of the Surviving Entity, and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity, in each instance, to hold office in accordance with the Amended and Restated Operating Agreement and the Amended and Restated Certificate of Formation.

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1.7           Merger Consideration; Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a)           Merger Consideration; Effect on Company Units. Each Common Unit of the Company (“Company Common Unit”) issued and outstanding immediately prior to the Effective Time (other than any Company Common Units to be canceled and retired pursuant to Section 1.7(b)) and each Series A Preferred Unit, Series B Preferred Unit or Series C Preferred Unit of the Company (collectively, the “Company Preferred Units” and collectively with the Company Common Units, but excluding any Company Common Units or Company Preferred Units to be canceled and retired pursuant to Section 1.7(b), the “Company Units”)) issued and outstanding immediately prior to the Effective Time (other than any Company Preferred Units to be canceled and retired pursuant to Section 1.7(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist and shall be converted into the right to receive, in the aggregate (as adjusted in accordance with Section 1.8, the “Merger Consideration”) (i) 2,500,000 fully paid and non-assessable shares of common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), (ii) 494,792 shares of fully paid and non-assessable shares of Parent Series D Convertible Preferred Stock, par value $0.01 per share (“Parent Preferred Stock,” and together with Parent Common Stock “Parent Capital Stock”), and (iii) warrants to purchase an aggregate of 2,500,000 shares of Parent Common Stock with an exercise price of $3.00 per share, in the form attached hereto as Exhibit D (the “Parent Warrants”). The Merger Consideration shall be distributed in accordance with this Section 1.7 and Section 1.10. For the avoidance of doubt, the Parent Preferred Stock to be issued as part of the Merger Consideration shall have an aggregate initial liquidation preference of $23,750,000 and shall be convertible into an aggregate of 3,958,336 shares of Parent Common Stock (subject to adjustment as set forth in the Certificate of Designation and Section 1.8) and shall have the rights, preferences and privileges as set forth in the Certificate of Designations as set forth in Exhibit E attached hereto.

(b)           Cancellation of Units. Each Company Unit either held in the Company’s treasury or owned by Parent or any direct or indirect Subsidiary (as defined in Section 2.2(g)) of Parent or the Company, in each case, immediately prior to the Effective Time, if any, shall be canceled and extinguished without any conversion thereof or payment therefor. All “out of the money” profits interests or rights to profits interests relating to the Company (which such profits interests or rights to profits interests are set forth in Section 1.7(b) of the Company Disclosure Schedule) outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

(c)           Membership Interests in Merger Sub. Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, be automatically converted into and become one validly issued common unit of the Surviving Entity. For the avoidance of doubt, such common units of the Surviving Entity shall, from and after the Effective Time, constitute the only membership interests of the Surviving Entity and shall be owned 100% by Parent.

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(d)           No Further Ownership Rights in Company Units. The Merger Consideration to be issued in exchange for the Company Units in accordance with the terms of this Article I (together with any cash in lieu of fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Units under this Article I.

(e)           Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger.

1.8           Adjustments to Merger Consideration. Notwithstanding any other provision of this Agreement, the Parent Common Stock and Parent Preferred Stock and the number of shares of Parent Common Stock for which the Parent Warrants are exercisable shall be adjusted to reflect any share split, combination or reclassification or other similar adjustment to shares of Parent’s capital stock between the date hereof and the Closing.

1.9           No Fractional Shares. No fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued as part of the distribution of the Merger Consideration in accordance with Section 1.10 or upon exercise of a Parent Warrant, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Units who would otherwise be entitled to receive a fraction of a share of Parent Common Stock or Parent Preferred Stock in accordance with the distribution set forth in Section 1.10 or upon exercise of a Parent Warrant shall receive from Parent, in lieu thereof, the next highest number of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable.

1.10         Payment of Merger Consideration. The Merger Consideration shall be payable at Closing as follows:

(a)           Escrow. Prior to the Closing, Parent and Unitholders’ Representative shall designate American Stock Transfer & Trust Company, LLC to act as escrow agent following the Closing (the “Escrow Agent“) pursuant to an escrow agreement to be executed by and among the Unitholders’ Representative, Parent and the Escrow Agent in substantially the form of Exhibit F hereto (the “Escrow Agreement“). Concurrently with the Closing, Parent shall deposit the number of shares of Parent Preferred Stock determined in accordance with Section 7.7 (the “Escrowed Shares”), which Escrowed Shares shall be distributed in accordance with Section 7.7 and the Escrow Agreement. For the avoidance of doubt and for purposes of this Agreement and the Escrow Agreement, the nominal value of a share of Parent Preferred Stock deposited with the Escrow Agent shall be equal to its initial liquidation value.

(b)          Acquisition Shares. At the Closing, Parent shall authorize its transfer agent to deliver to the Company Unitholders, in accordance with the following sentence, that number of shares of Parent Capital Stock equal to (i) the number of shares of Parent Capital Stock comprising the aggregate Merger Consideration, minus (ii) the Escrowed Shares (such difference the “Acquisition Shares”); provided, however, that the number of Acquisition Shares shall be subject to reduction pursuant to Section 7.2(h) of the Company Disclosure Schedule. From and after the Closing, the Unitholders’ Representative shall direct the Company to distribute the Acquisition Shares, the Indemnity Escrow Fund and Consents Escrow Fund, the Parent Common Stock and the Parent Warrants (in each case, subject to Section 1.9) to the Company Unitholders as directed by the Consideration Spreadsheet which, for the avoidance of doubt, will be prepared in accordance with the Company Operating Agreement.

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(c)          Any Acquisition Shares or Escrowed Shares that otherwise would be distributable to a Company Unitholder who has not executed a Joinder Agreement or any other appropriate documentation reasonably requested by the Unitholders’ Representative in connection with this Agreement shall be held by the Escrow Agent until receipt of all such documentation (at which time Parent and the Unitholders’ Representative shall deliver a joint written instruction to the Escrow Agent to release such Acquisition Shares and/or Escrowed Shares, as applicable, that would have otherwise been distributable to such Company Unitholder as of such date pursuant to this Agreement).

1.11         Consideration Spreadsheet.

(a)          Before the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of immediately prior to the Effective Time, the following:

(i)          the names and addresses of all Company Unitholders and that portion of the Acquisition Shares, Parent Common Stock and the Parent Warrants to be delivered (A) to each Company Unitholder following the Closing in accordance with Section 1.10(b) or (B) to the Escrow Agent on behalf of any Company Unitholder at the Closing in accordance with Section 1.10(c);

(ii)         each Company Unitholder’s (A) pro rata share of indemnification obligations under Article VII (which, for the avoidance of doubt, shall be measured in accordance with such Company Unitholder’s actual receipt of Merger Consideration in proportion to the aggregate Merger Consideration), and (B) pro rata share of the Indemnity Escrow Fund and the Consent Escrow Fund (which shall be calculated in accordance with the Company’s Operating Agreement) (the applicable pro rata share pursuant to clause (A) or (B) is referred to herein as a Company Unitholder’s “Pro Rata Share”); and

(iii)        the amount of the Merger Consideration to be set aside as a reserve to pay fees, costs and expenses that the Unitholders’ Representative may incur pursuant to Article VIII.

(b)          The Parties, including the Company Unitholders signatory to a Joinder Agreement, acknowledge and agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet for making payments of the Merger Consideration and the Indemnity Escrow Amount, if any. In addition, Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding the calculations in the Consideration Spreadsheet. In addition, for purposes of determining a Company Unitholder’s applicable Pro Rata Share, Parent shall be entitled to rely on the Consideration Spreadsheet.

(c)          In connection with the delivery of the Consideration Spreadsheet, the Company will deliver an updated Cap Table to Parent, updated to reflect the outstanding membership interests as of immediately prior to the Effective Time (the “Updated Cap Table”).

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1.12         No Liability. Notwithstanding any other provision of this Agreement, none of the Parent or the Surviving Entity shall be liable to a holder of Company Units for any Merger Consideration or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.13         Taking of Necessary Action; Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Entity full right, title and possession of all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Entity shall be and are fully authorized and directed, in the name of and on behalf of the Company and Merger Sub, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

1.14         Withholding of Tax. Each of Parent, the Surviving Entity, and the Escrow Agent shall be entitled to (a) deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Unitholder such amounts, if any, as it is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax legal requirements; and (b) request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable, or any similar information from the Company Unitholder and, to the extent required by applicable tax legal requirements, any beneficial owner of any interest in any of the Company Unitholders. To the extent that any amounts are so withheld and timely remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Unitholder in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Escrow Agent, as the case may be. Parent and the Surviving Entity shall cooperate in good faith, and shall use commercially reasonable efforts to cause the Escrow Agent to agree to cooperate in good faith with specific reasonable written requests from the Unitholders’ Representative on behalf of any Company Unitholder concerning reduction of or relief from potential deduction or withholding of Tax; provided that such Company Unitholder shall be responsible for any and all reasonable costs and expenses that may be incurred by the Parent, the Surviving Entity, and the Escrow Agent while cooperating with the Unitholders’ Representative; and provided further for the avoidance of doubt, that nothing in this Section 1.14 shall be construed in any way as undermining the ability of the Parent, the Surviving Entity, and the Escrow Agent to make such deduction or withholding, have such amount be treated as paid to the Person on behalf of which such deduction or withholding was made or otherwise limit any rights of any Parent Indemnitee pursuant to Section 7.2. Notwithstanding anything in this Agreement to the contrary, the Parent, the Surviving Entity, and the Escrow Agent shall not apply any withholding pursuant to Section 1445 of the Code if the condition set forth in Section 6.2(n) of this Agreement is satisfied.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of itself and its Subsidiaries, represents and warrants to Parent that the statements contained in this Article II are true, complete and correct. The disclosure schedule provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article II, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article II. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Company and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack; (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates. Whenever a representation or warranty made by the Company herein refers to the “knowledge of the Company,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the following individuals: Ed Jankowski, Matthew Podell, Andrew Halper, Mohammed Ali, Robert Mahan, and William Phoenix, as well as any other knowledge which such individual would have possessed had they made reasonable inquiry of appropriate employees or agents of the Company with respect to the matter in question.

2.1           Organization and Qualification.

(a)          The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)          The Company is duly qualified or licensed to conduct business, and is in good standing in each jurisdiction listed in Section 2.1(b) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

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(c)          The Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of the Company Operating Agreement, Company Certificate of Formation and all other organizational documents of the Company, each as amended to date. The Company is not in default under or in violation of any provision of the Company Operating Agreement or the Certificate of Formation.

2.2           Subsidiaries.

(a)          Section 2.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company.

(b)          Each Subsidiary of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is duly qualified or licensed to conduct business, and is in good standing, in each jurisdiction listed in Section 2.2(b) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)          Each Subsidiary of the Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws and all other organizational documents of each Subsidiary, as applicable, each as amended to date. No Subsidiary is in default under or in violation of any provision of its organizational documents.

(d)          All of the issued and outstanding shares of capital stock of, limited liability interests or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, and non-assessable; (ii) except as set forth on Section 2.2(f) of the Company Disclosure Schedule (referenced below), owned, directly or indirectly, by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”) other than the liens set forth on Section 2.2(d) of the Company Disclosure Schedule; and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock, limited liability interests or other ownership interest, other than (A) restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, or (B) restrictions set forth in the relevant organizational document of the entity. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock, limited liability interest or other equity interest of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock, limited liability interests or other equity interest of any Subsidiary of the Company.

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(e)          The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not set forth on Section 2.2(e) of the Company Disclosure Schedule.

(f)          Section 2.2(f) of the Company Disclosure Schedule sets forth the ownership of each Airport Concession Disadvantaged Business Enterprise (as defined in 49 C.F.R. Part 23.) (“ACDBE”) in any Subsidiary or accurately describes the supply arrangement between the Company or any of its Subsidiaries, on the one hand, and any such ACDBE, on the other hand. To the knowledge of the Company, all ACDBEs that either (i) own equity ownership in the Company or any of its Subsidiaries or (ii) provide services to the Company or any of its Subsidiaries, in either instance, meet the applicable requirements and standards for qualifying as, and are certified as, an ACDBE. To the knowledge of the Company, relations with all ACDBEs are good. The Company is not aware of any activities of any ACDBE set forth in Section 2.2(f) of the Company Disclosure Schedule that would give the Company or any of its Subsidiaries cause to terminate its relationship with such ACDBE. To the knowledge of the Company, none of the ACDBEs listed in Section 2.2(f) of the Company Disclosure Schedule has engaged in any activities that would give a lessor, sublessor, licensor or sublicensor cause to terminate its relationship with the Company or any of its Subsidiaries.

(g)          For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof. For purposes of this Agreement, the term “Person” means, any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

2.3           Capital Structure.

(a)          The authorized membership interests of the Company is set forth on Section 2.3(a) of the Company Disclosure Schedule (the “Cap Table”). All of the Company Units reflected on the Cap Table are duly authorized, are validly issued, fully paid and non-assessable.

(b)          Except as described on the Cap Table, as of the date of this Agreement, there are no limited liability interests, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding. The Cap Table sets forth a true, complete and correct list of all holders of Company Units indicating the number and class or series of Company Units held by each of them.

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(c)          Except as set forth on Section 2.3(c) of the Company Disclosure Schedule, all outstanding Company Units are not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were issued in compliance in all material respects with all applicable federal and state securities laws. The Company Units are uncertificated and notated on the books and records of the Company.

(d)          Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company Unitholders may vote. Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability interests, equity interests or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(e)          There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any security, limited liability interest or other equity interest of the Company (or options to acquire any such securities, limited liability interest or other equity interest). Except as set forth on Section 2.3(e) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements, commitments or understandings of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its Subsidiaries or assets or calculated in accordance therewith or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(f)          Except as set forth on Section 2.3(f) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries is a party or by which the Company is bound with respect to the issuance, holding, acquisition, voting or disposition of any security, limited liability interest or equity interest of the Company or its Subsidiaries.

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2.4           Authority; No Conflict; Required Filings.

(a)          The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all action on the part of the Company and no other limited liability company proceedings are necessary.

(b)          This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; and (iv) the extent that any provision relating to indemnity and/or contribution is contrary to law or public policy as interpreted or applied by any court or governmental agency (collectively, the “Equitable Exceptions”).

(c)          Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person to, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or its Subsidiaries under any provision of: (i) the Company Operating Agreement or Certificate of Formation or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in Section 2.4(d), any (A) Company Permit or any statute, law, ordinance or regulation (including, without limitation, regulations applicable to any ACDBE) or (B) judgment, decree or order, in each case applicable to the Company or its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected.

(d)          Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware LLC Act or as set forth in Section 2.4(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, including, without limitation, any body regulating activities at airports, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby.

2.5           Board Approval; Required Vote.

(a)          The board of directors of the Company has, at a meeting duly called and held, by the vote of all directors other than Bruce Bernstein: (i) approved and declared advisable this Agreement; and (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Unitholders (the “Company Board Approval”).

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(b)          The Company Board Approval is the only vote necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and no vote of the Company Unitholders is required by the Company Operating Agreement or any applicable law.

2.6           Financial Statements and Information. The Company has previously delivered to Parent true, complete and correct copies of its (i) audited balance sheet and the related audited consolidated statements of income, changes in members’ equity (deficit) and cash flow for the fiscal years ended December 31, 2014 and 2015, and the related consolidated statements of income, changes in members’ equity, and cash flow for the year then ended (the “Audited Financial Statements“), including in each case the notes thereto, together with the report thereon of BDO USA LLP (“BDO”), independent certified public accountants and (ii) (A) unaudited financial statements consisting of the consolidated balance sheet of the Company as at March 31, 2016 and the related consolidated statements of comprehensive income, changes in members’ equity (deficit) and cash flow for the three-month period then ended and (B) unaudited financial statements consisting of the consolidated balance sheet of the Company as at June 30, 2016, and the related consolidated statements of comprehensive income, changes in members’ equity (deficit) and cash flow for the six-month period then ended (collectively, the “Interim Financial Statements“ and together with the Audited Financial Statements, the “Financial Statements“), which Interim Financial Statements have been reviewed by BDO. The Financial Statements and notes (i) fairly present in all material respects the consolidated financial condition and the results of operations, changes in members’ equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with generally accepted accounting principles (“GAAP”), subject, in the case of the Interim Financial Statements, to normal recurring and non-material year-end adjustments; (ii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered by such Financial Statements; and (iii) to the extent applicable, contain and reflect adequate provisions for all reasonably anticipated liabilities for all unpaid Taxes with respect to the periods then ended and all prior periods. The Financial Statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2016 is referred to herein as the “Most Recent Balance Sheet” and the date thereof as the “Most Recent Balance Sheet Date”.

2.7           Absence of Undisclosed Liabilities; Cash.

(a)          The Company and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP other than: (i) liabilities reflected or reserved against on the Most Recent Balance Sheet; (ii) obligations disclosed in Section 2.7(a) of the Company Disclosure Schedule; (iii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice; and (iv) liabilities and obligations that are individually or in the aggregate in excess of $100,000.

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(b)          Section 2.7(b) of the Company Disclosure Schedule sets forth all cash of the Company and each of its Subsidiaries on a consolidated basis as of the Most Recent Balance Sheet Date which is contractually restricted from being distributed to the Company, including, without limitation, pursuant to any letters of credit, agreements governing any indebtedness, or pursuant to agreements with any ACDBE.

(c)          Neither the Company nor any of its Subsidiaries has used or accessed any cash or cash equivalents required to be reserved or belonging to any ACDBE pursuant to agreements with any ACDBE.

2.8           Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any action, event or occurrence which has resulted in a loss or liability to the Company in excess of $100,000; or (iii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9           Agreements, Contracts and Commitments.

(a)          Section 2.9(a) of the Company Disclosure Schedule sets forth each agreement (or series of related agreements), contract or commitment (whether written or oral) to which the Company or its Subsidiaries is a party that:

(i)          provides for payments to third parties which cannot be terminated by the Company without penalty or payment upon notice of thirty (30) days or less;

(ii)         grants any third party rights to license, market or sell any of the Company’s or its Subsidiaries products or services;

(iii)        grants any third party “most favored nation” pricing status;

(iv)         establishes a partnership or joint venture;

(v)          creates, incurs, assumes or guarantees any obligation or indebtedness;

(vi)         creates a security interest in any material assets of the Company or its Subsidiaries, whether tangible or intangible;

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(vii)        provides for the sale of material assets of the Company or its Subsidiaries, whether tangible or intangible;

(viii)      provides for employment, severance or consulting;

(ix)         involves any officer, director, stockholder, member or Affiliate of the Company;

(x)          imposes upon the Company or its Subsidiaries any obligation of non-competition or non-solicitation;

(xi)         requires the Company or its Subsidiaries to indemnify any party thereto;

(xii)        could reasonably be expected to result in a Company Material Adverse Effect in the event of default or termination of such agreement; and

(xiii)      any other agreement which is otherwise material to the Company and its Subsidiaries on a consolidated basis (collectively, the “Company Material Contracts”).

(b)          Neither the Company nor its Subsidiaries has breached or violated, or received in writing any claim or threat that it has breached or violated, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or its Subsidiaries. For purposes of this Agreement, “Affiliates” shall have the definition assigned thereto under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)          Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

(d)          The Company has delivered to Parent a true, complete and correct copy of each agreement listed in Section 2.9(a) of the Company Disclosure Schedule.

2.10         Compliance with Laws. Each of the Company and its Subsidiaries has since June 30, 2012, complied with all federal, state, local and foreign statutes, laws and regulations, including, without limitation, all statutes, laws and regulations related to the provision of services or goods in airport locations and any ACDBE regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.

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2.11         Permits.

(a)          Section 2.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by the Company or its Subsidiaries (collectively, the “Company Permits”).

(b)          The Company Permits are all federal, state, local and foreign governmental licenses, permits, franchises and authorizations required for the Company and its Subsidiaries to (i) conduct their respective businesses and (ii) comply with federal, state, local and foreign statutes, laws and regulations for conducting their respective businesses at all locations in which the Company or any of its Subsidiaries conducts business as of the date of this Agreement.

(c)          Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Company Permits.

(d)          Each Company Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Company Permit.

(e)          The rights and benefits of each Company Permit will be available to the Surviving Entity and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time, except for Company Permits, the loss or violation of which would not cause a fine, damages or other loss in excess of $10,000 individually and $50,000 in the aggregate.

2.12         Litigation.

(a)          Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding (collectively, “Action“) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. To the knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding orders of any Governmental Authority and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

(c)          There are no settlements or orders relating to any Actions previously settled or dismissed that require any payments or action to be taken, or not to be taken, in the future.

(d)          Section 2.12(d) of the Company Disclosure Schedule, sets forth all correspondence between the Company and any of its Subsidiaries and any Governmental Authority received prior to the date of this Agreement regarding any matters that have arisen as a result of an inspection or otherwise and requesting that the Company and/or its Subsidiaries take remedial action either in its practices, location, fixtures and furnishings, or otherwise which have not been fully resolved prior to the date hereof to the satisfaction of such Governmental Authority.

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2.13         Restrictions on Business Activities. Other than as set forth on Section 2.13 of the Company Disclosure Schedule or as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice or activities of the Company or its Subsidiaries; or (ii) any acquisition of any Person, property or lease by the Company or its Subsidiaries.

2.14         Employees.

(a)          Section 2.14(a) of the Company Disclosure Schedule contains a correct and complete list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate (including hourly and overtime rate for any non-exempt employee); (v) commission, bonus or other incentive-based compensation; (vi) a description of the benefits provided to each such individual as of the date of this Agreement; and (vii) the amount of accrued vacation or other paid time off accrued as of the date of this Agreement. In addition, Section 2.14(a) of the Company Disclosure Schedule contains a correct and complete list of all persons who are independent contractors of the of the Company or any of its Subsidiaries as of the date of this Agreement, including consultants and sets forth for each such individual the following: (i) name; (ii) description of services provided; (iii) date of engagement; and (iv) compensation.

(b)          As of the date hereof, the Company (i) has paid in full or accrued in full all compensation, including wages, commissions, bonuses and accrued vacation or other paid time off, payable to employees, managers or independent contractors (including consultants) of the Company for services performed on or prior to the date hereof; and (ii) has paid or withheld or collected from their employees the amount of all Taxes required to be withheld or collected therefrom and have paid the same when due to the proper Governmental Authority.

(c)          Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the employment or services of all persons employed by or providing services to the Company and or its Subsidiaries is terminable at will without any penalty or severance obligation on the part of the Company or its Subsidiaries. Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, there are no employment, severance pay, continuation pay, termination or indemnification contracts between the Company and any current or former Company Unitholder, officer, director, manager, employee, consultant or independent contractor of the Company or its Subsidiaries, and no officer of the Company or its Subsidiaries has made any written representation, promise, or guarantee to its employees regarding the employee’s continued employment with the Company or its Subsidiaries or the terms of any employee’s compensation.

(d)          To the knowledge of the Company as of the date of this Agreement, no executive or senior management or key employee of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries.

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(e)          Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with a union, works council or labor organization purporting to represent any employee of the Company or any of its Subsidiaries (collectively, “Union“), and there is not any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries. To the knowledge of the Company, except as set forth in Section 2.14(e) of the Company Disclosure Schedule, no Union or group of employees is seeking or has sought to organize employees for the purpose of engaging in collective bargaining. To the knowledge of the Company, there is not any threat of a strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any of its Subsidiaries or any of their respective employees. There is no unfair labor practice charge or any other action, complaint, suit, arbitration, inquiry, proceeding or, to the knowledge of the Company, investigation pending or threatened before the National Labor Relations Board or any other agency having jurisdiction thereof. The Company and its Subsidiaries have entered into labor peace agreements as required by any agreement or lease to which the Company or its Subsidiaries are a party.

(f)          There are no complaints or other actions pending or, to the knowledge of the Company, threatened by or on behalf of any employee or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract. The Company and its Subsidiaries are in compliance in all material respects with all laws relating to employment, denial of employment or employment opportunity, termination of employment, workers’ hazardous materials, occupational health and safety including, and pay equity, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, and 1991, the Age Discrimination in Employment Act, Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, the Equal Pay Act, Occupational Safety and Health Act, all as amended, and any other applicable law relating to any condition of employment or employment discrimination. The Company and its Subsidiaries have not incurred any liability arising from the misclassification of employees or independent contractors, and the Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employee/independent contractor classification, wages and hours, including, without limitation, the Fair Labor Standards Act and analogous state and local laws.

(g)          Except as set forth in Section 2.14(g) of the Company Disclosure Schedule, there are no Actions or, to the knowledge of the Company, threatened Actions by or before any Governmental Authority brought by or on behalf of any employee, former employee, Union or other representative of the employees of the Company or its Subsidiaries pending, or to the knowledge of the Company, threatened, against the Company, its Subsidiaries or any of their respective employees or directors.

(h)          To the knowledge of the Company, no employee or independent contractor (including consultants) of the Company or its Subsidiaries is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Company or its Subsidiaries.

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(i)          Except as set forth in Section 2.14(i) of the Company Disclosure Schedule, no employee of the Company or its Subsidiaries holds a visa issued by the United States. To the knowledge of the Company, in accordance with applicable law, each employee of the Company and its Subsidiaries (whether employed within or outside of the United States) is authorized to work within the location at which they are employed, and has complied with all applicable immigration and similar laws, except as would not result in a Company Material Adverse Effect.

(j)          The Company has furnished or made available to Parent all written policies and guidelines of the Company concerning employment practices, working conditions, hours and other employment matters. To the knowledge of the Company, the Company is in material compliance with all such policies and guidelines.

(k)          Each employee, independent contractor or consultant of the Company or any of its Subsidiaries possesses all necessary federal, state, local and foreign licenses, franchises, permits and other governmental authorizations (collectively, “Employee Permits”), including, without limitation, all licenses, franchises, permits and authorizations necessary to perform the services provided by such employee, independent contractor or consultant to the Company and/or its Subsidiaries and their respective customers and clients (including, without limitation, the provision of massage therapy, barbering, nail specialty and the practice of esthetics). The Merger and other transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any Employee Permits. All Employee Permits are valid and in full force and effect. Each employee, independent contractor or consultant of the Company or any of its Subsidiaries is currently in compliance therewith, and neither the Company nor any of its Subsidiaries has received any notice that any Governmental Authority is considering challenging, revoking, canceling, restricting, conditioning or not renewing any Employee Permit. The rights and benefits of each Employee Permit will be available to the Surviving Entity and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

2.15         Taxes.

(a)          All returns, declarations, reports, claims for refund, information returns or statements or other documents relating to all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat, abandoned or unclaimed property, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto (collectively, “Taxes”), including any schedule or attachment thereto, and including any amendment thereof (collectively “Tax Return”) required to be filed on or before the Closing Date by the Company and its Subsidiaries have been timely filed. Such Tax Returns are true, complete and correct in all respects. Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor its Subsidiaries is a beneficiary of any extension of time within which to file any Tax Return other than automatic extensions permitted under applicable legal requirements, each of which is identified on Section 2.15(a) of the Company Disclosure Schedule.

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(b)          For federal and applicable state and local income tax purposes, (i) the Company is treated and has been treated since its formation as a partnership, and (ii) except as set forth in Section 2.15(b) of the Company Disclosure Schedule, each of the Subsidiaries of the Company is and has been treated since its formation as an entity that is disregarded from the Company. The Company does not have and is not treated for federal and applicable state and local income tax purposes as having any equity interest in any Person other than its Subsidiaries set forth in Section 2.2(a) of the Company Disclosure Schedule.

(c)          Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have withheld and/or paid all Taxes, including payroll Taxes, required to have been withheld and/or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(d)          Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, no written claim has been made by any Governmental Authority in any jurisdiction where the Company or its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, and to the knowledge of the Company, there is no basis for any such claim to be made.

(e)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or its Subsidiaries.

(f)          The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before June 30, 2016 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)          Section 2.15(g) of the Company Disclosure Schedule sets forth:

(i)          the taxable years of the Company and its Subsidiaries for which examinations by the Governmental Authorities have been completed; and

(ii)         those taxable years for which examinations by Governmental Authorities are presently being conducted.

(h)          All deficiencies asserted, or assessments made, against the Company and its Subsidiaries as a result of any Tax examinations by any Governmental Authority have been fully paid.

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(i)            Except as set forth in Section 2.15(g) of the Company Disclosure Schedule (referenced above), neither the Company nor any of its Subsidiaries is a party to any Action by any Governmental Authority with respect to Taxes. To the knowledge of the Company, there are no pending or threatened Actions by any Governmental Authorities with respect to Taxes.

(j)           The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and its Subsidiaries for all Tax periods ending after December 31, 2011.

(k)           Except as set forth in Section 2.15(k) of the Company Disclosure Schedule, there are no Liens for Taxes (other than for Taxes not yet due and payable or not yet delinquent) upon the assets of the Company or its Subsidiaries.

(l)            Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(m)          Neither the Company nor any of its Subsidiaries is a party to, or bound by, any closing agreement as described in Code Section 7121 with any Governmental Authorities.

(n)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authorities with respect to the Company or its Subsidiaries.

(o)          Neither the Company nor any of its Subsidiaries has liability for Taxes of any Person (other than the Company or its Subsidiaries, as applicable) as transferee or successor, by contract (other than contracts entered into in the ordinary course of business and not primarily related to Taxes) under any applicable law or otherwise.

(p)          Except as set forth in Section 2.15(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date;(ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) election under Code Section 108(i).

(q)          Neither the Company nor any of its Subsidiaries is, and has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.6011 4(b).

(r)           Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(s)          Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

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(t)          Except as set forth in Section 2.15(t) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documentation in the manner required by all applicable sales and use Tax statutes and regulations.

2.16         Employee Benefit Plans.

(a)          Section 2.16(a) of the Company Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, welfare, health, life, disability, cafeteria, flexible spending, vacation, paid time off, fringe-benefit and other similar compensatory agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or its Subsidiaries or any spouse or dependent of such individual, or under which the Company or its Subsidiaries has or may have any liability (as listed on Section 2.16(a) of the Company Disclosure Schedule, each, a “Benefit Plan”).

(b)          With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any adoption agreements, trust agreements, other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements, investment management or investment advisory agreements, or other similar agreements; (iv) the most recent summary plan description and any summaries of material modifications thereto; (v) employee handbooks and any other written material communications relating to any Benefit Plan; (vi) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vii) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the filed Form 5500 for each of the prior three plan years, with schedules attached; ; (viii) the results of the coverage, non-discrimination and other qualification related tests under the Code for each of the two most recent plan years and any documents related to any required corrective actions taken by the Company; and (ix) copies of material notices, letters or other correspondence from or with any Governmental Authority, including, without limitation, any petition filed. Neither the Company nor any of its Subsidiaries is and has ever been (i) a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Code Section 414(b), (c) or (m), or (ii) required to be aggregated under Section 414(o) of the Code or (iii) under “common control,” within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity (an “ERISA Affiliate”). None of the Benefit Plans is and the Company, its Subsidiaries and their respective ERISA Affiliates have not, at any time during the last six years, sponsored, contributed to or been obligated to contribute to: (i) a “defined benefit plan” as defined in ERISA Section 3(35); (ii) a pension plan subject to the funding standards of ERISA Section 302 or Code Section 412; (iii) a “multiemployer plan” as such term is defined in ERISA Section 3(37) or Code Section 414(f); (iv) a “multiple employer plan” subject to Sections 4063 and 4064 of ERISA; or (v) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40).

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(c)          Each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms, in compliance with applicable law and all relevant regulatory and administrative requirements. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor. To the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification. There are no filings, petitions or applications pending with respect to the Benefit Plans with the IRS, the U.S. Department of Labor or any other Governmental Authority.

(d)          No Company Benefit Plan is any of the following: (1) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (2) a “multiemployer plan” (as defined under Section 3(37) of ERISA) or a collectively bargained plan subject to Section 413 of the Code; (3) a “single employer plan” (as defined under Section 4001(a)(15) of ERISA) that could result in liability for the Company under Section 4063 or 4064 of ERISA (i.e., a multiple-employer plan); (4) a self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code) not covered by a stop-loss insurance policy, other than a health reimbursement arrangement, health savings account, flexible spending arrangement, or similar plan; (5) a “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code); (6) a plan that provides health or welfare benefits to any former employee of the Company beyond the minimum requirements of applicable law, including Section 4980B of the Code.

(e)          Except as required by applicable law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Parent or any of its Affiliates from amending or terminating any Benefit Plan.

(f)          There is no pending or, to knowledge of the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g)          None of the Company, its Subsidiaries nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Benefit Plan, nor, to the knowledge of the Company, have there been any fiduciary violations under ERISA that could subject the Company or its Subsidiaries (or any of their respective employees) to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

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(h)          As of the date hereof and as of the Closing Date, all contributions, premiums and other payments due or required to be paid to (or with respect to) each Benefit Plan have been timely paid, or if not yet due, have been accrued as a liability on the Company’s balance sheet to the extent required by GAAP.

(i)           Except as set forth in Section 2.16(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated herein will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee of the Company or its Subsidiaries, (ii) increase any payments or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Benefit Plan, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or its Subsidiaries to any Person, or (v) result in any compensation payable to any individual in connection with the transactions contemplated herein being nondeductible to the Company or its Subsidiaries under Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to any Person to provide any indemnification, “gross up” or similar payment to any Person in the event any excise tax is imposed on such person under Code Sections 409A or 4999 or similar state laws.

(j)           With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) that is subject to Code Section 409A, the written terms of the Benefit Plan have at all times since January 1, 2009 been in compliance in all material respects with Code Section 409A and the Benefit Plan has been operated in material compliance (or with respect to periods prior to January 1, 2009, in good faith compliance) with Code Section 409A and its applicable regulations.

2.17         Tangible Assets.

(a)          Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as currently conducted. Such tangible assets, taken as a whole, are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

(b)          The tangible assets owned or leased by the Surviving Entity and its Subsidiaries, together with its intangible assets, as the date hereof, are adequate to conduct the business and operations of the Surviving Entity and its Subsidiaries as currently conducted by the Company.

2.18         Real Property Leases.

(a)          Neither the Company nor any of its Subsidiaries owns any real property.

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(b)          Section 2.18(b) of the Company Disclosure Schedule sets forth all real property leases or subleases or license agreements for the use of real property to or by the Company or its Subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it (collectively, “Leased Real Property”). The Company has delivered to the Parent true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.18(b) of the Company Disclosure Schedule. With respect to each agreement listed in Section 2.18(b) of the Company Disclosure Schedule:

(i)          the agreement is legal, valid, binding, enforceable and in full force and effect;

(ii)         except as set forth in Section 2.18(b)(ii) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, or has received any written notice of a violation or default under any provision of any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other under such agreement;

(iii)        neither the Company nor its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease, sublease or license;

(iv)         there are no Liens (other than Permitted Liens), easements, covenants or other restrictions applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the intended use or the occupancy by the Company or its Subsidiaries of the property subject thereto; for purposes of this Agreement, “Permitted Liens” means (i) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business consistent with past practices securing amounts that are not delinquent, and (ii) Liens for Taxes not yet due and payable or not yet delinquent.

(v)          (A) the Company and its Subsidiaries have not been disturbed in their possession or quiet enjoyment of the leased premises under any lease and (B) there are neither any landlord, nor any tenant disputes under any lease that would adversely affect the current use, occupancy or value of any lease;

(vi)         there are no leasing, broker’s or finder’s commissions or compensation of any kind unpaid with respect to any lease, or any unpaid installments thereof on account of any leasing commissions heretofore earned, and no leasing, broker’s or finder’s commissions will be payable in connection with any assignment or deemed assignment of any lease with respect to any lease;

(vii)        the leased premises under any lease have not suffered any material damage by fire or other casualty which has not been completely restored or repaired;

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(viii)      there are no pending, or to the knowledge of the Company, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to any lease that would materially adversely affect the current use, occupancy or value of any lease;

(ix)         neither the Company nor any of its Subsidiaries have received any notice of any extraordinary assessment to be imposed against the leased premises under any lease or payable by the Company and/or any of its Subsidiaries with respect to any of the leased premises under any lease;

(x)          neither the Company nor any of its Subsidiaries have received any written notice and have no knowledge of any current default by the landlords under any mortgage or other Lien (other than Permitted Liens) that is superior with respect to the leased premises under any lease that has not been cured; and

(xi)         since February 23, 2012, neither the Company nor any of its Subsidiaries has ever paid a transfer fee, excess rent or any other consideration to a lessor/sublessor related to a change of control, transfer, or assignment of any lease.

(c)          Section 2.18(c) of the Company Disclosure Schedule sets forth all current breaches, defaults or violations by the Company or any of its subsidiaries under any Leased Real Property.

(d)          The Company and each of its Subsidiaries is in full compliance with all requirements under any Leased Real Property related to participation by an ACDBE.

2.19         Insurance.

(a)          Section 2.19(a) of the Company Disclosure Schedule sets forth each insurance policy (including, without limitation, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiaries is a party as of the date of this Agreement (the “Company Insurance Policies”). The Company Insurance Policies are in full force and effect. All premiums due and payable under the Company Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Company Insurance Policies have been made available to Parent.

(b)          Section 2.19(b) of the Company Disclosure Schedule sets forth all pending or threatened litigation as of the date of this Agreement for which an insurance claim has been made. There are no claims pending as to which coverage has been questioned, denied or disputed under any of the Company Insurance Policies. With respect to the Company Insurance Policies, neither the Company nor any of its Subsidiaries has received a written notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased by more than 5%, other than premium increases in the ordinary course of business.

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2.20         Intellectual Property.

(a)          “Intellectual Property” means all of the following arising, pursuant to the laws of any jurisdiction throughout the world, that is owned by the Company or its Subsidiaries (the “Company Intellectual Property”), and that in which the Company or its Subsidiaries holds exclusive or non-exclusive rights or interests granted by written license from other Persons, including the Company Unitholders, excluding any licenses for commercially available or “off the shelf software” having an annual value of less than $50,000 (the “Licensed Intellectual Property”):

(i)          trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)         internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii)        original works of authorship in any medium of expression, whether or not published (including, without limitation, all contributor content), all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)         trade secrets, confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, customer lists, methods, processes, software, data, compositions and other trade secrets, whether or not patentable;

(v)          all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and

(vi)         social media and messaging accounts, including, without limitation, those hosted on facebook.com, twitter.com. youtube.com, Instagram.com, linkedin.com, vine.co, snapchat.com, pinterest.com, plus.google.com, tumblr.com, whether or not using trademarks, service marks, trade names, brand names, logos, trade dress or other proprietary indicia of goods and services.

(b)          Section 2.20(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Intellectual Property and all Licensed Intellectual Property. The Company and its Subsidiaries exclusively own all right, title and interest in and to the Company Intellectual Property, or have the right to use the Licensed Intellectual Property pursuant to a written license agreement, free and clear of Liens (other than Permitted Liens). To the Company’s knowledge, the Company and each of its Subsidiaries is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof. None of the Company Intellectual Property is the subject of any pending or, to the knowledge of the Company, threatened suit, action or proceeding. None of the Company Intellectual Property is subject to any outstanding injunction, judgment, final order or settlement. No written allegation of invalidity has been received by the Company relating to the Company Intellectual Property.

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(c)          Except as set forth on Section 2.20(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any license, sublicense or other agreement that provides any revenue to the Company or any Subsidiary or that contains any obligations or potential liabilities on the Company or its Subsidiaries. With respect to each agreement listed in Section 2.20(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, or has received any written notice of a violation of or default under any provision of any such agreement, and the Company is not aware of any event that has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other party under such agreement.

(d)          The Company and its Subsidiaries comply in all material respects with all U.S., state, foreign and multinational laws (including the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5 and the California Online Privacy Protection Act), and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to information that can be used to specifically identify a natural person (including, without limitation, name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated under or covered under any Privacy Laws (“Personal Information”), whether any of same is accessed or used by the Company or any of its business partners.

(e)          Neither the Company nor any of its Subsidiaries has experienced or been notified of a data breach involving payment card information in the last three (3) years.

(f)          The Company posts all policies with respect to its collection, use, and disclosure of Personal Information on its websites to the extent required by, and in conformance with Privacy Laws. The Company does not use, collect, or receive any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular customers as a result of any receipt of such Personal Information, except in accordance with the Company’s privacy policies.

(g)          To the knowledge of the Company, Persons with whom the Company and its Subsidiaries have contractual relationships have not materially breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including, without limitation, Privacy Laws regarding spyware and adware).

(h)          Section 2.20(h) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Information maintained by the Company and its Subsidiaries, the types of Personal Information in each such database and the means by which the Personal Information was collected. The Company and its Subsidiaries have adopted and maintained reasonable security policies with respect to each such database. To the knowledge of the Company, no breach or violation of any such security policy by the Company or its Subsidiaries has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of such databases, including the Personal Information.

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(i)          All computer hardware, software and information technology systems used or relied upon by the Company and its Subsidiaries in the conduct of their respective businesses (the “Company Systems”) are reasonably sufficient for the current needs of their respective businesses, and the Company and its Subsidiaries have adopted commercially reasonable disaster recovery and business continuity procedures. In the last three (3) years, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced.

2.21         [Reserved]

2.22         Environmental Laws. Except as set forth on Schedule 2.22 of the Company Disclosure Schedule, the Company and its Subsidiaries are not in violation of any applicable Environmental Laws, and no material expenditures are or will be required in order to comply with any applicable Environmental Laws. There are no, and there have not been any, Environmental Claims filed, pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries (or to the knowledge of the Company, against the owner of any Leased Real Property), and, to the knowledge of the Company, there are no facts, circumstances or conditions that would be expected to result in or be the basis of any Environmental Claims or to prevent or limit continued compliance by the Company and its Subsidiaries with Environmental Laws. For purposes of the preceding sentence, “Environmental Claims” shall mean claims, demands, disputes, notices of noncompliance or violations, allegations, requests for information, citations, summons’, complaints, or any administrative, regulatory, or judicial Actions, penalties, fines or Liens, suits, directives, obligations, encumbrances, proceedings, investigations, or requests for information by any person alleging potential liability arising out of, based on or resulting from: (a) the presence, use, generation, management, storage, manufacture, processing, treatment, transportation, disposal or release into the environment, of any Hazardous Materials at any location, whether or not owned by the Company or its Subsidiaries; (b) any actual or alleged noncompliance with or violation of any Environmental Law or any term or condition of any approval or permit required pursuant to any Environmental Law; or (c) any and all claims by any person under Environmental Law seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of, release of or exposure to any Hazardous Materials. There are no liabilities of, or in any way relating to, the business of the Company or its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there is no currently or formerly existing condition, situation or set of circumstances which would reasonably be expected to result in any such liability. No Hazardous Materials are used or have been used, stored, or disposed of by the Company, its Subsidiaries or, to the knowledge of the Company, by any other Person on any property owned, leased or used by the Company and its Subsidiaries. For the purposes of this Section 2.22, “Environmental Laws” shall mean all applicable statutes, laws and regulations concerning pollution, protection of the environment, and occupational health and safety with respect to exposure to Hazardous Materials, and “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable Environmental Laws, including any petroleum products or nuclear materials.

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2.23         Certain Business Practices. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of the Company’s Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

2.24         Websites. The websites, URLs and domain names listed in Section 2.24 of the Company Disclosure Schedule are all of the websites, URLs and domain names used or owned by the Company or its Subsidiaries. No website, URL or domain name owned by the Company or its Subsidiaries other than those listed in Section 2.24 of the Company Disclosure Schedule contain the term “xpresspa” or any other terms substantially similar thereto.

2.25         Interested Party Transactions. Except as set forth in Section 2.25 of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ members, managers or officers nor, to the knowledge of the Company, any of their respective Affiliates or members of their immediate family (i) is or has been a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries (other than at-will employment arrangements) or has any interest in any property, real or personal, tangible or intangible (including, without limitation, Company Intellectual Property), used in or pertaining to the business of the Company or any of its Subsidiaries, in each instance, except for the ordinary rights of a member, (ii) is or has been the direct or indirect owner of an interest in any Person that is a present competitor, supplier or customer of the Company or any of its Subsidiaries, (iii) receives income from any source which should properly accrue to the Company or any of its Subsidiaries, or (iv) is the obligor with respect to any receivable or other obligation or commitment to the Company or any of its Subsidiaries. Except as set forth in Section 2.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any actual or potential liability, whether direct or indirect, of any of its Affiliates.

2.26         Books and Records. Except as set forth on Schedule 2.26 of the Company Disclosure Schedule, the books and records of the Company and each of its Subsidiaries contains true, complete and correct records of all actions taken at any meetings of the Company Unitholders or its Subsidiaries, board of directors or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.27         Brokers. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

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2.28         Inventory.

(a)          All inventory of the Company and its Subsidiaries, whether or not reflected in the Most Recent Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for items that are or have become obsolete, damaged, or defective in the ordinary course of business consistent with past practices and items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and its Subsidiaries free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis. The quantities of inventory (whether raw materials, work-in-process or finished goods), taken as a whole, are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

2.29         Product Recalls. Except as set forth in Section 2.29 of the Company Disclosure Schedule, during the past two years there has been no recall or withdrawal (in each case, whether voluntary or otherwise) of any product produced or sold by the Company or any of its Subsidiaries or other similar federal, state or private action with respect to any such product.

2.30         Suppliers. Section 2.30 of the Company Disclosure Schedule lists the ten largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for each of the fiscal years ended December 31, 2015 and December 31, 2014 and the six-month period ended June 30, 2016 (the “Material Suppliers”), in each case showing the approximate total purchases from each such supplier during each such period. Except as set forth in Section 2.30 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, no supplier listed in Section 2.30 of the Company Disclosure Schedule has ceased or decreased by more than 5%, or to the knowledge of the Company intends, on an aggregate basis, to cease or decrease by more than 5%, supplying any materials, products or services to the Company or any of its Subsidiaries. Except as set forth in Section 2.30 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, no carrier has refused, notified the Company in writing of its intent to refuse, or to the knowledge of the Company, threatened to refuse to ship products of the Company or any of its Subsidiaries.

2.31         Trade Controls. Except as provided in Section 2.31 of the Company Disclosure Schedule, and except for such matters as would not have a Company Material Adverse Effect, since June 30, 2012:

(a)          The Company and each of its Subsidiaries has complied with all applicable export controls, sanctions and customs laws and has not received from any Governmental Authority any written notice indicating an intent to conduct an investigation or take other enforcement action.

(b)          The Company and each of its Subsidiaries has paid all applicable customs duties and fees on entries of imported merchandize and has not received any written notice of deficiency or of intent to conduct a focused assessment or other audit.

2.32         ACDBE Compliance. Except as set forth in Section 2.32 of the Company Disclosure Schedule, the Company and its Subsidiaries have complied with all laws, rules and regulations governing ACDBEs and joint ventures with ACDBEs and any representations or certifications made to any landlord, airport or other Governmental Authority with respect to ACDBE status or any joint venture with an ACDBE. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written notice indicating an intent to conduct an investigation or take other enforcement action with respect to the foregoing.

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2.33         Proxy Statement. The information regarding the Company and the Company Subsidiaries supplied by the Company in writing for inclusion in the Registration Statement (and any amendment or supplement thereto), at the time that the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the time the Parent Annual Meeting (or any adjournment or postponement thereof) is held, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein regarding the Company and its Subsidiaries, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, the representations and warranties contained in this Section 2.33 will not apply to statements or omissions included in the Registration Statement (and in each case, any amendment or supplement thereto) based upon information regarding Parent supplied to the Company in writing by Parent for use therein.

2.34         No Other Representations and Warranties. The Company acknowledges and agrees that, (a) except for the representations and warranties set forth in Article III or any certificate or schedule delivered in connection with the Closing pursuant hereto, neither Parent nor any of its officers, employees, agents or representatives makes or has made (and the Company has not relied upon) any other express or implied representation or warranty with respect to Parent or the transactions contemplated by this Agreement, and (b) Parent hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) Parent or any of its representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of the Company) other than the representations and warranties expressly set forth in Article III or any certificate or schedule delivered in connection with the Closing pursuant hereto.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Parent and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Parent and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Parent or its Subsidiaries that is required by this Agreement or taken at Company’s written request, or the failure to take any action by the Parent or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to the Company or its Subsidiaries or their respective Affiliates. Whenever a representation or warranty made by the Parent herein refers to the “knowledge of the Parent,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Parent or Merger Sub.

3.1           Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2           Power and Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of each of Parent and Merger Sub and have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”). This Agreement (a) has been duly executed and delivered by each of Parent and Merger Sub and (b) is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

3.3           Authorization of Governmental Authorities. Except for any filings required by the SEC or NASDAQ, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or (b) the consummation of the transactions contemplated hereby by each of Parent and Merger Sub.

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3.4           Noncontravention. Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby will: (a) assuming the filings with the SEC contemplated hereby, violate any provision of law applicable to Parent or Merger Sub; (b) result in a breach or violation of, or default under, any contractual obligation of the Parent or Merger Sub; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation; or (d) result in a breach or violation of, or default under, the amended and restated certificate of incorporation of Parent (the “Restated Parent Certificate”) or bylaws of Parent (the “Parent Bylaws”).

3.5           No Brokers. Neither Parent nor Merger Sub has any liability of any kind to any broker, finder or agent with respect to the transaction contemplated hereby for which the Company or the Company Unitholders could be liable, and Parent agrees to satisfy in full any such liability incurred by Parent or Merger Sub to any broker, finder, agent or other Person.

3.6           SEC Filings; Financial Statements.

(a)          Since January 1, 2015, Parent has timely filed (including any extension permitted under the SEC’s rules) or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”). As of their respective filing dates, the forms, reports and documents required to be filed by Parent with the SEC since January 1, 2015, including, without limitation, all exhibits required to be filed therewith (the “Parent SEC Reports”) (i) did not (or with respect to Parent SEC Reports filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied (or will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC under each of those statutes, rules, and regulations.

(b)          All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly and accurately present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Parent as of the dates and for the periods referred to therein. Without limiting the generality of the foregoing, (i) no independent public accountant of Parent has resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Report.

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3.7           Capitalization of the Parent. As of the date hereof and as of the Closing Date, the entire authorized capital stock of the Parent is as set forth in the Parent SEC Reports filed prior to the date hereof and the Closing Date, respectively. All of the outstanding shares of capital stock of the Parent have been duly authorized, validly issued, and are fully paid and non-assessable. Parent has not violated and in entering into and effecting the transactions contemplated hereby will not violate, the Securities Act, the Exchange Act, any state “blue sky” or securities laws, any other similar legal requirement or any preemptive or other similar rights of any Person in connection with the issuance of the Merger Consideration. Except as disclosed in the Parent SEC Reports or as otherwise contemplated by this Agreement: (a) there are no preemptive rights or other similar rights in respect of any equity interests in the Parent, (b) there is no contractual obligation, or provision in the organizational documents of the Parent which obligates the Parent to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any equity interests in the Parent, and (c) there are no existing rights with respect to registration under the Securities Act of any equity interests in the Parent. Except as set forth in the Parent SEC Reports or as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Parent or obligating the Parent to issue or sell any interest in the Parent.

3.8           Registration Statement. The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock, Parent Warrants and Parent Convertible Preferred Stock pursuant to this Agreement shall include for registration (a) the Parent Common Stock issued pursuant to this Agreement, (b) the Parent Preferred Stock issued pursuant to this Agreement, (c) the Parent Common Stock issuable upon the conversion of, or as a dividend on, such Parent Convertible Preferred Stock issued pursuant to this Agreement, (d) the Parent Warrants issued pursuant to this Agreement, and (e) the Parent Common Stock issuable upon the exercise of the Parent Warrants (the “Registration Statement“) (and any amendment or supplement thereto), at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement to be sent to Parent’s stockholders in connection with the solicitation of proxies in favor of the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (and any amendment or supplement thereto) (the “Proxy Statement”), at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Annual Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8 will not apply to statements or omissions included in the Registration Statement or Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding the Company or any Company Subsidiary supplied to Parent in writing by the Company for use therein (it being understood that all other information in the Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will be deemed to have been supplied by Parent). The Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the Proxy Statement will include the Parent Board Recommendation.

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3.9           Rights Plan. Parent has delivered to the Company a copy of the Section 382 Rights Agreement, dated as of March 18, 2016, between Parent and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended from time to time (the “Rights Agreement”), as currently in effect. Parent has taken all actions necessary under the Rights Agreement to ensure that (i) no Company Unitholder nor any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) and (ii) neither a Distribution Date nor a Share Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to have occurred, and the Rights (as defined in the Rights Agreement) will not detach from the Common Stock or become non-redeemable, in each case, as a result of the execution, delivery or performance of this Agreement or the subscription agreement, between Parent and each purchaser identified on the signature pages thereto, dated as of the date hereof (the “Subscription Agreement”) or the consummation of the transactions contemplated by this Agreement or the Subscription Agreement.

3.10         No Other Representations and Warranties. No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees that, (a) except for the Company’s representations and warranties set forth in Article II or any certificate or schedule delivered in connection with the Closing pursuant hereto, none of the Company, the Unitholders’ Representative or any of the Company Unitholders nor any of their respective officers, employees, agents or representatives makes or has made (and Parent and Merger Sub have not relied upon) any other express or implied representation or warranty with respect to the Company, the Unitholders’ Representative or any of the Company Unitholders or the transactions contemplated by this Agreement, and (b) the Company, the Unitholders’ Representative and the Company Unitholders hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, the Unitholders’ Representative or any of the Company Unitholders or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of Parent) other than the representations and warranties expressly set forth in Article II or any certificate or schedule delivered in connection with the Closing pursuant hereto.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER

4.1           Conduct of Business Pending the Merger. The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article X (such period being hereinafter referred to as the “Interim Period”), except as expressly required, contemplated or permitted by this Agreement or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to: (x) conduct its business only in the ordinary course of business, consistent with past practice; and (y) use its commercially reasonable efforts to preserve intact its business organization, properties and assets, keep available the services of its officers, employees and consultants, maintain in effect all Company Material Contracts and preserve its relationships, customers, licensees, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, except as expressly required, contemplated or permitted by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Parent:

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(i)          amend the Certificate of Formation, the Company Operating Agreement, or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii)         issue, transfer, pledge or encumber any shares of capital stock or limited liability interests of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, limited liability interests or any other ownership interest in the Company or any of its Subsidiaries other than in connection with the satisfaction of outstanding preemptive rights; provided, however, that such issuance, transfer, pledge or encumbrance shall not be permitted if it shall increase the aggregate Merger Consideration payable by Parent;

(iii)        redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, limited liability interests or other equity interest in or securities of the Company or its Subsidiaries;

(iv)         transfer, lease, license, mortgage, pledge, encumber or incur or assume any Lien (other than Permitted Liens) on any properties, facilities, equipment or other tangible or intangible assets, except in the ordinary course of business and consistent with past practice;

(v)          declare, set aside or pay any dividend or other distribution in respect of any of its capital stock, limited liability interests or other equity interests;

(vi)         split, combine or reclassify any shares of its capital stock, limited liability interests or other equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, limited liability interests or equity interests;

(vii)        except as provided in Section 4.1(vii) of the Company Disclosure Schedule, sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of, any of its material assets or properties;

(viii)      acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person;

(ix)         incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, excluding the accrual of interest in-kind;

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(x)          authorize or make any capital expenditure in excess of those described in Section 4.1(x) of the Company Disclosure Schedule, provided, however, that the Company may authorize or make such excess capital expenditures if such excess capital expenditures do not exceed $50,000 in the aggregate;

(xi)         take or permit to be taken any action to: (A) increase employee compensation or grant any severance or termination compensation, except in accordance with agreements entered into prior to the date of this Agreement; (B) enter into any collective bargaining agreement; (C)(i) hire any employees, independent contractors or consultants working at any on-site location, having a total salary or severance package that is individually in excess of $100,000 or (ii) hire or terminate any employees, independent contractors or consultants working at the corporate level; or (D) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, option, restricted equity, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any of its directors, officers or employees;

(xii)        change any material accounting policies or procedures unless required by statutory accounting principles or GAAP;

(xiii)       make any payments to any Affiliate, except payments pursuant to any agreement described in Section 2.25 of the Company Disclosure Schedule (it being understood that such permitted payments will include payment of any accrued but unpaid fees related to the Management Agreement);

(xiv)       fail to make any expenditures that are necessary and sufficient to maintain the conditions of its properties, facilities and equipment, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

(xv)        except as otherwise required by law, make or change any Tax election, change an annual Tax or accounting period, adopt or change any Tax or accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xvi)       settle the matter set forth in Section 7.2(h) of the Company Disclosure Schedule; provided, that Parent’s consent shall not be unreasonably withheld, delayed or conditioned; provided further, however, that any settlement proposal that includes any non-cash consideration (including, without limitation, exclusivity as to territories or rights to acquire or operate stores) shall be subject to the prior written consent of the Parent (which consent may be withheld, delayed or conditioned in Parent’s sole discretion for any reason or no reason);

(xvii)      take any action or fail to take any action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in any of the conditions to the Closing set forth in Article VI not being satisfied; or

(xviii)     authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

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(b)          During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to: (i) market and provide its services in the ordinary course of business consistent with past practices; and (ii) cooperate with Parent in communicating with suppliers to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of Parent on the Closing Date.

4.2           No Solicitation of Other Proposals by Company.

(a)          The Company agrees that it will, and will cause its Subsidiaries and Affiliates and each of their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Company Acquisition Proposal (as defined herein). Except as expressly provided in this Section 4.2, the Company and each of its Subsidiaries and Affiliates shall not, and shall not authorize, permit or direct any of their respective Representatives to, directly or indirectly: (i) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any action relating to, or the submission of, any Company Acquisition Proposal; (ii) enter into, participate or engage in discussions or negotiations in any way with any Person concerning, any Company Acquisition Proposal, (iii) furnish to any Person (other than the Parent and its designees) any information relating to the Company or any of its Subsidiaries, or afford to any Person (other than the Parent or its Representatives or designees) access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case, with the intent to induce or solicit the making or submission a Company Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) approve a Company Acquisition Proposal or take any action that would require it to abandon, terminate or fail to consummate, or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger; or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an executed non-disclosure agreement having provisions no less favorable to the party hereto delivering such agreement than that certain Non-Disclosure Agreement by and between the Company and Parent, dated as of January 14, 2016 (an “Acceptable NDA”)). Notwithstanding the foregoing provisions of this Section 4.2(a) or any other provision of this Agreement, subject to compliance with Section 4.2(b), the Company or its Board of Directors may directly or indirectly enter into discussions with any Person in response to an unsolicited bona fide written Company Acquisition Proposal by such Person, which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 4.2(a), if and only to the extent that and prior to engaging in any such discussions with such Person (x) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and other advisors, that such Company Acquisition Proposal either constitutes or could reasonably be expected to lead to a Company Superior Proposal and (y) the Company’s Board of Directors receives from such Person an Acceptable NDA.

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(b)          The Company shall notify the Parent promptly (and in any event within 24 hours) after receipt by the Company of (i) any Company Acquisition Proposal or (ii) any inquiry or request for access to the properties, books, records or other information of the Company by any Person that, to the knowledge of the Company, relates to or could reasonably be expected to lead to a Company Acquisition Proposal and such notice shall indicate in reasonable detail the identity of the offeror, the terms and conditions of such proposal or inquiry and a copy of any written Company Acquisition Proposal. The Company shall promptly notify the Parent of any substantive discussions with any such Person regarding a Company Acquisition Proposal and shall disclose in reasonable detail the substance of such discussions and the Company shall otherwise keep the Parent reasonably informed of the status of such Company Acquisition Proposal, and any material changes to the terms thereof, and shall provide to the Parent as soon as practicable and in any event within 24 hours after receipt by the Parent copies of all written correspondence or other written material relating to such Company Acquisition Proposal.

(c)          Subject to the provisions of Section 4.2(d), neither the Company’s Board of Directors nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Approval, (ii) approve or adopt any Company Acquisition Proposal or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an Acceptable NDA) (a “Company Board Approval Change”).

(d)          Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Effective Time, the Company’s Board of Directors (or any committee thereof) may effect a Company Board Approval Change if (i) the Company has complied with its obligations under this Section 4.2 and (ii) the Company’s Board of Directors (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that as a result of a (x) a Company Acquisition Proposal that could reasonably be expected to result in a Company Superior Proposal or (y) an event, development or change in circumstances that occurs or arises following the date of this Agreement, the failure to effect a Company Board Approval Change would be inconsistent with its fiduciary duties to the Company Unitholders under applicable law.

(e)          For purposes of this Agreement:

(i)          “Company Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise) by any Person (other than Parent or any Affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by this Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, equity exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Company or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Company but excluding the sale, transfer, acquisition or disposition of not more than 50% or more of the voting power or economic interests of any Subsidiary to an ACDBE partner), (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock, limited liability interests or other equity interests of the Subsidiaries or (iii) any merger, consolidation, equity exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Company or any Subsidiary; provided that “Company Acquisition Proposal” shall exclude any transfer or sale of stock or assets of any of the Company’s Subsidiaries related to the disposition of the Company’s foreign operations.

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(ii)         “Company Superior Proposal” means any bona fide offer or proposal that constitutes a Company Acquisition Proposal on terms that the Company Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Company Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to the Company Unitholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by the Parent in response to such Company Acquisition Proposal); provided that, for purposes of the definition of “Company Superior Proposal,” the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “more than 50%.”

ARTICLE V
ADDITIONAL AGREEMENTS

5.1          Stockholder Approvals.

(a)          Following the date hereof, as soon as reasonably practicable Parent shall prepare and file with the SEC the Registration Statement containing the Proxy Statement (which Registration Statement and Proxy Statement shall comply with the rules and regulations promulgated by the SEC), and each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement containing the Proxy Statement declared effective by the SEC as promptly as practicable thereafter and to keep the Registration Statement containing the Proxy Statement effective through the Effective Time in order to permit the consummation of Merger. The Company and its Representatives shall cooperate in the preparation of, and will be given a reasonable opportunity prior to its filing with the SEC to be involved in, the drafting of the Registration Statement containing the Proxy Statement and any amendment or supplement thereto and any such correspondence, it being understood that the obligations of Parent set forth in the preceding sentence are conditioned on the Company satisfying its obligations under this Section 5.1(a). Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Registration Statement containing the Proxy Statement from the SEC. Each of Parent and the Company shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.1(a). Whenever Parent or the Company learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Registration Statement containing the Proxy Statement pursuant to applicable law, Parent or the Company, as applicable, shall promptly inform the other party of such event or fact and use its reasonable best efforts to comply with all of its obligations pursuant to this Section 5.1(a) relating to effecting such amendment or supplement to the Registration Statement containing the Proxy Statement.

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(b)          As promptly as practicable after the date of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and other transactions contemplated by this Agreement (collectively, the “Other Filings”). Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock, Parent Preferred Stock and Parent Warrants in the Merger, and the Company shall use its reasonable best efforts to furnish all information concerning the Company and the holders of Company Units as may be reasonably required in connection with the foregoing. At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall jointly prepare the press release announcing the consummation of the Merger hereunder (“Merger Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Merger Press Release. Prior to execution and delivery of this Agreement, Parent and the Company shall prepare the press release announcing the execution and delivery of this agreement (“Agreement Press Release”). Parent shall, within the time period required by applicable securities laws, issue and distribute such Agreement Press Release.

(c)          Parent and the Company shall use their respective reasonable best efforts to cause the Proxy Statement, the Registration Statement and the Other Filings to comply in all material respects with all requirements of applicable law. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other applicable law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Parent or the Company, as applicable, shall promptly inform the other party of such occurrence, provide the Parent or the Company, as applicable, reasonable opportunity to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, as applicable, and/or mailing to Parent’s stockholders, such amendment or supplement.

(d)          Following the date hereof, Parent will take all action necessary in accordance with the General Corporation Law of the State of Delaware (the “DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold an annual meeting of Parent’s stockholders (the “Parent Annual Meeting”) to seek the Parent Stockholder Approval, including mailing the Proxy Statement to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of Merger Consideration (including any Parent Capital Stock issuable upon exercise or conversion of, or as dividends on, any Merger Consideration issued pursuant to this Agreement), the adoption of the Restated Parent Certificate and any other approvals required to effect the Merger and will take all other action necessary or advisable to obtain the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Annual Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Parent in good faith and upon the advice of outside counsel) is provided to Parent’s stockholders a reasonable time in advance of the Parent Annual Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Parent Annual Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Parent Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Parent Annual Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. The board of directors of Parent shall recommend that Parent’s stockholders vote in favor of the Parent Stockholder Approval, the adoption of the Restated Parent Certificate and otherwise approve all actions contemplated by this Agreement at the Parent Annual Meeting (or any adjournment or postponement thereof) (the “Parent Board Recommendation”) and the Proxy Statement shall include the Parent Board Recommendation.

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(e)          To the extent not obtained prior to the date hereof, the Company shall use its commercially reasonable efforts to obtain, immediately following the execution and delivery of this Agreement, the affirmative vote or consent, and agreement to become a party to this Agreement by the Company Unitholders pursuant to a Joinder Agreement, substantially in the form set forth on Exhibit G (the “Joinder Agreement”), to be bound by all of the terms and conditions, and become a party to, this Agreement as if each such Company Unitholder had signed this Agreement. Promptly following receipt of Joinder Agreements from all of the Company Unitholders, the Company shall deliver a copy of such Joinder Agreements to Parent.

5.2           Access to Information; Confidentiality.

(a)          Upon reasonable notice, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other all information concerning its business, properties and personnel as the requesting Party may reasonably request. Each of the Company and Parent shall make available to the other the appropriate individuals for discussion of its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.2(a) shall affect any representations or warranties of the Company and Parent contained herein or the conditions to the obligations of the Company and Parent hereto.

(b)          Each Party agrees to maintain in confidence any non-public information received from the other Party (such information, “Confidential Information”), and to use such Confidential Information only for purposes of consummating the transactions contemplated by this Agreement. Confidential Information will not include (i) information which was known to the one Party or their respective agents prior to receipt from the other Party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or their respective agents from a third Party who was not bound to an obligation of confidentiality; and (iv) disclosure required by applicable law. In the event this Agreement is terminated as provided in Article IX hereof, each Party will return or cause to be returned (or destroyed) to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby. Notwithstanding the foregoing redelivery and destruction obligations, each Party may retain one archival copy of the Confidential Information to comply with recordkeeping or regulatory requirements; provided, that such archival material shall remain subject to the confidentiality provisions of this Section 5.2.

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5.3           Reasonable Efforts; Further Assurances.

(a)          Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article VI, as applicable to each of them. Each of Parent and the Company, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the Merger and other transactions contemplated by this Agreement.

(b)          Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing Party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing (including, in the case of the Company, assisting with the preparation and delivery to Parent of an estimated balance sheet (including fixed assets and inventory) of the Company and its Subsidiaries on a consolidated basis as of the Closing Date); and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

5.4           Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)          Notwithstanding anything to the contrary herein, all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (each, an “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) provided for in this Section 5.4 or in the organizational documents of the applicable Company or its Subsidiaries or otherwise in effect as of the date hereof (including through any indemnification agreement) shall not be modified, and shall survive the Merger and continue in full force and effect as to the Surviving Entity or such Subsidiaries for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claim, suit, action, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, suit, action, proceeding or investigation.

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(b)          For the six (6) year period commencing immediately after the Effective Time, the Company shall, subject to the provisions of this Section 5.4, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or the Company may substitute therefor policies, issued by reputable insurers, of at least the same coverage required above with respect to matters occurring prior to the Effective Time); provided, however, that the Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed three hundred percent (300%) of the annual premium paid as of the date hereof by the Company for such insurance (such three hundred (300%) amount, the “Base Premium”); and provided further that, if the aggregate annual premiums for such insurance shall exceed the Base Premium, then the Company shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Base Premium. Prior to the Effective Time Parent or the Company may purchase, for an aggregate amount that shall not exceed the Base Premium, a 6-year prepaid “tail policy” on terms and conditions providing at least materially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereunder. If such prepaid “tail policy” has been obtained by Parent or the Company, it shall be deemed to satisfy all obligations of the Company to obtain insurance pursuant to this Section 5.4. The Surviving Entity shall not amend, modify, cancel or revoke such policy and each shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder. The insurance contemplated by this Section 5.4(b) is referred to as the “D&O Insurance.”

(c)          The provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of the Company under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnitee to whom this Section 5.4 applies unless (A) such termination or modification is required by applicable law, or (B) the affected D&O Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the D&O Indemnitees to whom this Section 5.4 applies shall be third party beneficiaries of this Section 5.4).

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(d)          In the event that the Company or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 5.4.

5.5           Notification of Certain Matters.

(a)          Each of the Company and Parent shall give prompt notice to the other of the occurrence or non-occurrence of: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b)          Each of the Company and Parent shall give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or any contract which is required to be filed by Parent with the SEC pursuant to Item 601(a)(1) of Regulation S-K, as the case may be; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

(c)          The Company agrees to promptly notify Parent and to provide Parent with a copy of any correspondence between the Company and any of its Subsidiaries and any Governmental Authority after the date hereof through and including the Closing Date regarding any matters that have arisen as a result of an inspection or otherwise and requesting that the Company and/or its Subsidiaries take remedial action either in its practices, location, fixtures, furnishings, or otherwise.

(d)          The Company agrees to provide Parent with weekly summaries of the costs and expenses incurred by the Company in connection with the matter identified in Section 7.2(h) of the Company Disclosure Schedule.

5.6           Quotation on the Nasdaq Capital Market. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger (including any Parent Common Stock issuable upon exercise or conversion of, or as dividends on, any Merger Consideration issued pursuant to this Agreement) to be approved for quotation on the Nasdaq Capital Market.

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5.7           Public Announcements. Except as otherwise required by applicable law, court process or the rules of the Nasdaq Capital Market, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article X, neither the Company nor Parent shall, nor shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.8           Directors and Officers of Parent. Parent and the Company shall take all necessary action so that following the Effective Time, Andrew Heyer shall be appointed to the board of directors of Parent pursuant to the Parent Restated Certificate and Bylaws effective as of the Effective Time and subject to Mr. Heyer’s execution and delivery of Parent’s customary board documents.

5.9           Interim Financial Statements. As promptly as possible following the last day of each fiscal month end after the date hereof until the Effective Time, and in any event within 20 days after the end of each such fiscal month end, the Company shall deliver to Parent the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income, changes in members’ equity and cash flows of the Company and its Subsidiaries for the one-month period then ended and for the period then ended since the Most Recent Balance Sheet Date (collectively, the “Monthly Financial Statements”). The Monthly Financial Statements shall be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of the Company and its Subsidiaries as of the date thereof and the combined and combining results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby in conformity with GAAP.

ARTICLE VI
CONDITIONS OF MERGER

6.1           Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived (to the extent permitted by law) in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

(a)          Stockholder and Company Board Approval. The Parent Stockholder Approval and the Company Board Approval shall have been obtained;

(b)          Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC;

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(c)          Approval for Listing of Shares. The shares of Parent Common Stock shall have been approved for listing (subject only to notice of issuance) on the Nasdaq Capital Market, effective at the Effective Time;

(d)          No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

6.2           Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any and all of which may be waived (to the extent permitted by law) in writing by Parent, in whole or in part, to the extent permitted by the applicable law:

(a)          Representations and Warranties. The representations and warranties of the Company contained in Article II shall be true, complete and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (except (i) for such changes resulting from actions permitted under Section 4.1, (ii) to the extent any such representation or warranty is made as of a time other than the Effective Time, in which case, in which case, such representation or warranty need only be true and correct at and as of such time, or (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c)          Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities or other third parties described on Section 6.2(c)(i) of the Company Disclosure Schedule have been obtained; provided, however, that with respect to Lease Consents (as described below) it shall be a condition to closing that 80% (measured as provided in Section 6.2(c)(ii) of the Company Disclosure Schedule) of those approvals identified as “Lease Consents” in Section 6.2(c)(i) of the Company Disclosure Schedule shall have been obtained; provided, further, that, notwithstanding anything contained in this Agreement, such 80% shall include those Lease Consents set forth on Section 6.2(c)(ii) of the Company Disclosure Schedule;

(d)          No Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect;

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(e)           Resignation of Directors. Parent shall have received written resignations from all of the directors of the Company and its Subsidiaries, as applicable, effective as of the Effective Time;

(f)           Ratification of Actions and Appointment of Officers. Parent shall have received sufficient evidence that (i) all prior actions of each of the Company’s Subsidiaries have been ratified by all appropriate actions and (ii) to the extent that it is within the Company’s limited liability company power to do so, the individuals identified by Parent no less than twenty (20) days prior to the Closing shall have been appointed to the offices and committees specified by Parent.

(g)          Officer’s Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, signed by the chief executive officer of the Company, to the effect that each of the conditions specified in clause (a) of Section 6.1 (solely as it applies to the Company Board Approval) and clauses (a), (b) and (d) of this Section 6.2 are satisfied in all respects;

(h)          Rockmore Certificate. Parent shall have received a certificate, in form and substance reasonably acceptable to Parent, from Rockmore Investment Master Fund Ltd. (“Rockmore”) to the effect that, as of the Effective Time the Company has complied with all of its obligations under the existing loan documents (or Rockmore has permanently waived such compliance in writing);

(i)           Monitoring and Management Services Agreement. Parent shall have received satisfactory evidence of the termination of that certain Monitoring and Management Services Agreement dated as of February 23, 2012 by and among the Company, Mistral Spa Holdings, LLC and Mistral Capital Management, LLC (the “Management Agreement”);

(j)           Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Unitholders’ Representative and the Escrow Agent;

(k)          [Reserved].

(l)           [Reserved].

(m)          Joinder Agreements. Parent shall have received from the Company Joinder Agreements from Company Unitholders representing ninety five percent (95%) of the outstanding Company Units (as measured in accordance with the Updated Cap Table); and

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(n)          FIRPTA Certificate. The Unitholders’ Representative shall have delivered to Parent (a) a duly executed statement on behalf of the Company in a form reasonably satisfactory to Parent and that is in compliance with Treasury Regulations Section 1.1445-11T(d)(2), and (b) from Company Unitholders representing ninety five percent (95%) of the outstanding Company Units (as measured in accordance with the Updated Cap Table), a duly executed certificate of non-foreign status in a form reasonably satisfactory to Parent and in compliance with Treasury Regulations Section 1.1445-2(b).

(o)          Good Standing Certificates. The Company shall have delivered to Parent a good standing certificate and certificate of legal existence from the Secretary of State of the jurisdiction of incorporation or formation, as the case may be, of the Company and each of its Subsidiaries, which certificate shall be dated no more than 30 days prior to the Closing Date.

(p)          ACDBE Certificates. The Company shall have delivered to Parent evidence of certification (which may include listing on the appropriate state DBE website) for the ACDBEs set forth in Section 6.2(p) of the Company Disclosure Schedules.

(q)          Other Deliveries. Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.3           Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived (to the extent permitted by law) in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

(a)           Representations and Warranties. The representations and warranties of Parent contained in Article III shall be true, complete and correct as of when made and on and as of the Effective Time, (except (i) for such changes resulting from actions permitted under this Agreement, (ii) to the extent any such representation or warranty is made as of a time other than the Effective Time, in which case, such representation or warranty need only be true and correct at and as of such time, or (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect);

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c)          Third Party Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities described on the Parent Disclosure Schedule (or not described on the Parent Disclosure Schedule but required to be so described) shall have been obtained; and (ii) those approvals of other third parties described in Sections 3.4(c) and 3.4 (d) (or not described in Sections 3.4(c) and 3.4 (d) of the Parent Disclosure Schedule but required to be so described) have been obtained, except where the failure to have been so obtained, either individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect;

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(d)          Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect;

(e)          Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by the chief executive officer of Parent, to the effect that each of the conditions specified in clauses (a) , (b) and (d) of this Section 6.3 is satisfied in all respects.

(f)           Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent.

(g)          Other Deliveries. The Company shall have received such other certificates and instruments (including without limitation, if reasonably available, certificates of good standing of the Parent and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII
INDEMNIFICATION

7.1           Survival.

(a)          Except as set forth in Section 7.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered in connection with the Closing pursuant to this Agreement, shall survive the Closing for a period of eighteen (18) months.

(b)          The representations and warranties of (i) the Company contained in Sections 2.1(a) and (c) (Organization and Qualification), Section 2.3 (Capital Structure), Section 2.4 (Authority; No Conflict; Required Filings), Section 2.5 (Board Approval; Required Vote), Section 2.15 (Taxes), Section 2.22 (Environmental and Safety Laws), and Section 2.27 (Brokers), and (ii) Parent set forth in Section 3.1 (Organization), Section 3.2 (Power and Authorization), Section 3.5 (No Brokers) and Section 3.7 (Capitalization of Parent) (collectively, the “Fundamental Representations”), shall survive the Closing until the expiration of the applicable statute of limitations (including any applicable extensions) plus a period of sixty (60) days, at which time such representations and warranties shall terminate; provided, however, in the event that there is not an applicable statute of limitations, such Fundamental Representation shall survive until the sixth (6th) anniversary of Closing.

(c)          Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect until such time as each such covenant has been fully performed and satisfied.

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(d)          The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 7.2 or 7.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved; provided, however, such survival shall apply only for purposes of the resolution of the matter covered by such Notice of Claim (and matters resulting from, arising out of, based upon or in connection with the event that gave rise to the Notice of Claim). No Indemnifying Party will have any liability for any claim unless written notice of such claim is provided in accordance with this Article VII during the Applicable Survival Period.

(e)          For purposes of this Article VII, “Indemnified Party” means any Person that is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement and “Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

7.2           Indemnification by Company Unitholders. From and after the Effective Time, the Company Unitholders shall, severally but not jointly (based upon such Company Unitholder’s Pro Rata Share), indemnify and defend Parent and its Affiliates (including, following the Effective Time, the Company) and their respective Representatives (the “Parent Indemnitees”) against, and shall hold them harmless from, any and all liabilities, losses, damages, claims (including third party claims), charges, interest paid to third parties, penalties, Taxes, Actions, lawsuits, amounts reasonably paid in settlement, judgments, awards, fines, deficiencies, demands and expenses, including the fees, costs and expenses described in Section 7.11(a), and including, to the extent applicable and solely to the extent actually paid to a third party, any special, consequential, punitive or exemplary damages or losses, diminution in value, costs and expenses (collectively, “Losses”) resulting from, arising out of, based upon or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(a)          any inaccuracy in or breach of any representation and warranty of the Company contained in this Agreement or any certificate or other document furnished or to be furnished by the Company to Parent or Merger Sub in connection with the Closing of the Merger and other transactions contemplated by this Agreement, in each instance, as of the date of this Agreement or as of the Effective Time;

(b)          any breach of any covenant or agreement of the Company contained in this Agreement (other than Section 5.5(a) or the last sentence of Section 5.1(a)) or any certificate or other document furnished or to be furnished by the Company to Parent or Merger Sub in connection with the Closing of the Merger and other transactions contemplated by this Agreement;

(c)          any fees, expenses or other payments incurred or owed by the Company to any agent, broker, investment banker, law firm, accounting firm or other firm or person retained or employed by it to provide services in connection with the Merger and other transactions contemplated by this Agreement other than the $500,000 to be paid by Parent in accordance with Section 9.3;

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(d)          any claim made by any Company Unitholder (or any Person purporting to be a holder of any limited liability interest or other equity interest in the Company) relating to the Merger Consideration or such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(e)          any Loss resulting from or arising out of the matters set forth on Section 7.2(e) of the Company Disclosure Schedules;

(f)          any liability for (without duplication): (i) any and all Taxes, imposed on or with respect to the Company or its Subsidiaries or any property thereof for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period; (ii) any and all Taxes of any Person (other than the Company or its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business and not primarily related to Taxes) or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (iii) any withholding Taxes imposed on a Company Unitholder in connection with any consideration issued or otherwise payable pursuant to this Agreement; and (iv) Transfer Taxes the Company Unitholders are responsible for under Section 10.6 of this Agreement;

(g)          any claim by a D&O Indemnitee for indemnification arising out of claims made against the D&O Indemnitee by any Company Unitholder (or any Person purporting to be a holder of any limited liability interest or other equity interest in the Company) prior to the Effective Time (other than Parent with respect to the Series C Preferred Units of the Company); provided, that the Company Unitholders shall not be responsible for any such Losses for which coverage is paid to Parent under the D&O Insurance; and

(h)          any Loss resulting from or arising out of the matter set forth on Section 7.2(h) of the Company Disclosure Schedules.

7.3           Indemnification by Parent. From and after the Effective Time, Parent shall indemnify and defend the Company Unitholders and their respective Affiliates and Representatives (the “Unitholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Unitholder Indemnitee in connection with, or otherwise with respect to:

(a)          any inaccuracy in or breach of any representation and warranty or other statement by Parent or Merger Sub contained in this Agreement or any certificate or other document furnished or to be furnished by Parent to the Company or the Company Unitholders in connection with the Closing of the Merger and other transactions contemplated by this Agreement, in each instance, as of the date of this Agreement; and

(b)          any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement (other than Section 5.5(a) or the last sentence of Section 5.1(a)) or any other document furnished or to be furnished to the Company in connection with the Closing of the Merger and other transactions contemplated by this Agreement.

7.4           Certain Limitations. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

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(a)          The Company Unitholders shall have no obligation to indemnify Parent Indemnitees with respect to Losses arising under Section 7.2(a), until the aggregate amount of all Losses arising thereunder exceeds $310,000 (the “Deductible”), in which case Company Unitholders will be liable only for Losses arising thereunder in excess of the Deductible, subject to the other limitations in this Section 7.4; provided, however, that the Deductible shall not apply to Losses arising under Section 7.2(a) due to a breach of the Fundamental Representations.

(b)          The Company Unitholders shall have no obligation to indemnify Parent Indemnitees with respect to aggregate Losses arising under Section 7.2(a) in excess of $5,000,000 (the “Cap”); provided, however that the Cap shall not apply to Losses arising under Section 7.2(a) due to a breach of the Fundamental Representations.

(c)          Parent shall have no obligation to indemnify Unitholder Indemnitees with respect to Losses arising under Section 7.3(a) until the aggregate amount of all Losses arising thereunder exceeds the Deductible, in which case Parent will be liable only for Losses arising thereunder in excess of the Deductible, subject to the other limitations in this Section 7.4; provided, however, that the Deductible shall not apply to Losses arising under Section 7.3(a) due to a breach of the Fundamental Representations. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 7.3(a) shall not exceed the Cap.

(d)          Notwithstanding the foregoing, the limitations set forth in this Section 7.4 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations or in the case of actual fraud by the applicable Indemnifying Party or the Company. Further, for the sake of clarity, the limitations set forth in Section 7.4 shall not apply to Losses resulting from, arising out of, or based upon Sections 7.2(b), (c), (d), (f), (g) or (h). Notwithstanding anything herein to the contrary (including the foregoing provisions of this Section 7.4(d)), (i) in no event shall any Company Unitholder have an obligation to indemnify any Parent Indemnitee with respect to a Loss in an amount greater than the Company Unitholder’s Pro Rata Share of such Loss and (ii) in no event shall any Company Unitholder have aggregate liability to the Indemnified Parties in excess of the Merger Consideration actually received by such Company Unitholder.

(e)          The amount of any Losses incurred by Parent Indemnitees or Unitholder Indemnitees, as applicable, will be reduced by the net amount such Person, as applicable, actually recovers from any insurer or other party liable for such Losses, net of the costs and expenses incurred by the Indemnified Party in seeking such recoveries, in each case which the Indemnified Party reasonably estimates to result from such recoveries (including, without limitation, anticipated increases in insurance premiums estimated in good faith), and will not be reduced for any tax benefits resulting therefrom. An Indemnified Party shall use commercially reasonable efforts to seek recovery, and to cause its Affiliates to seek recovery, from all insurance policies or other third-party agreements covering such Losses. For purposes of this Section 7.4(f) only, “commercially reasonable” means the Indemnified Party’s actions must be commercially reasonable taking into account all relevant considerations, including the risk of increased insurance premiums, the impact on insurance claim history, the risk of insurance non-renewal, other insurance policy risks and consequences and all other foreseeable consequences related to third parties, including foreseeable impacts on customer, vendor, distributor, supplier, strategic alliance, partner or other relationships.

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(f)          For purposes of determining whether a breach has occurred and calculating the amount of Losses in connection with a claim for indemnification under this Article VII, any inaccuracy in or breach of any representation or warranty (other than with respect to those representations and warranties contained in Sections 2.6, 2.8 and 2.9) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5           Indemnification Procedures for Third Party Claims against Parent Indemnitee.

(a)          In the event that a Parent Indemnitee receives notice of the assertion of any claim or the commencement of any Action (other than a claim or Action relating to Taxes that are governed by Section 10.4) by a third party which Parent Indemnitee reasonably believes may give rise to a claim for recovery of Losses under the provisions of this Article VII (“Third Party Claim”), Parent (on behalf of Parent Indemnitee) shall notify the Unitholders’ Representative of such Third Party Claim (a “Notice of Claim”). Such Notice of Claim shall be given promptly after receipt by the Parent of notice of such Third Party Claim, shall be accompanied by reasonable supporting documentation submitted by such third-party (to the extent then in the possession of Parent) and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses, if then known, provided, however, that the failure to give such notice shall not affect any claim unless the Company Unitholders are materially prejudiced by such failure to provide notice. Parent Indemnitee shall have the right to defend, conduct and control the defense of the Third Party Claim (“Third Party Defense”) with counsel of its choice at the expense of the Indemnifying Party; provided, however, that the Unitholders’ Representative shall have the right, at its expense, to participate in (but not control) such Third Party Defense. Parent Indemnitee shall conduct the Third Party Defense actively and diligently, and Indemnifying Party will provide reasonable cooperation in the Third Party Defense. Parent Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate; provided, however, that other than with respect to Actions (including one Action or a series of related Actions) involving Losses less than $25,000 in the aggregate, Parent Indemnitee shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Unitholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b)          Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist Parent Indemnitee or the Unitholders’ Representative, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its reasonable best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information of the other party and the attorney-client and work-product privileges of the party controlling the Third Party Defense.

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7.6           Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim (other than a claim relating to Taxes that are governed by Section 10.4) being asserted against it, the Indemnified Party shall send a Notice of Claim (a) if the Indemnified Party is a Parent Indemnitee, to Unitholders’ Representative or (ii) if the Indemnified Party is a Unitholder Indemnitee, to Parent. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnifying Party will have thirty (30) days from receipt of such Notice of Claim to dispute the claim. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within thirty (30) calendar days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

7.7           Escrow Fund.

(a)          As set forth in Section 1.10(a), concurrently with the Closing:

(i)          Parent shall deposit with the Escrow Agent for a period of 18 months (the “Escrow Release Date”) (or, with respect to the matters and amounts specified in Section 7.2(e) and Section 7.2(h) of the Company Disclosure Schedule, for the time periods specified therein), shares of Parent Preferred Stock with an aggregate initial liquidation preference equal to $9,050,000, subject to reduction as provided in Section 7.7(a)(i) of the Company Disclosure Schedule (the “Indemnity Escrow Amount” and, together with any distributions or earnings thereon, the “Indemnity Escrow Fund”), which escrow shall be invested, held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall serve as security to Parent for the Company’s representations, warranties, covenants and agreements set forth in this Agreement;

(ii)         Parent shall deposit with the Escrow Agent for a period of 18 months (the “Consents Survival Period”), shares of Parent Preferred Stock with an aggregate initial liquidation preference equal to $3,500,000 (the “Consents Escrow Amount” and, together with any distributions or earnings thereon, the “Consents Escrow Fund”) which escrow shall be invested, held and disbursed by the Escrow Agent in accordance with the terms of this Agreement (including Section 7.7(a)(ii) of the Company Disclosure Schedules) and the Escrow Agreement.

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(b)          Parent may make a claim against the Indemnity Escrow Fund for the amount of any indemnifiable Losses by sending a Notice of Claim pursuant to Section 7.5 or 7.6 to the Escrow Agent and the Unitholders’ Representative. With respect to Losses pursuant to Section 7.2(a) (other than any such Losses arising or resulting from a breach of a Fundamental Representation) or Section 7.2(e), Parent Indemnitees’ sole source of recovery shall be against the Indemnity Escrow Amount, and Parent Indemnitees shall have no right to seek recovery against the Company Unitholders. In the event that Parent Indemnitees are permitted to seek recovery against Company Unitholders in accordance with this Section 7.7(b), Parent Indemnitees shall first seek recourse against (i) the Indemnity Escrow Fund, and (ii) to the extent that the Indemnity Escrow Fund is unavailable or depleted, against the Company Unitholders (severally in accordance with their Pro Rata Share) in accordance with, and subject to the limitations contained in, this Article VII. If (i) Parent obtains recovery or recoveries against the Company Unitholders from the Indemnity Escrow Fund for a breach of a Fundamental Representation or pursuant to Sections 7.2(b), (c), (d), (f), (g) or (h) and (ii) as a result, the Indemnity Escrow Fund is insufficient to satisfy indemnifiable Losses pursuant to Section 7.2(a) or Section 7.2(e), each Company Unitholder shall agree to replenish the Indemnity Escrow Fund with an amount equal to the amount disbursed therefrom pursuant to clause (i) of this sentence on a dollar-for-dollar basis up to each Company Unitholder’s Pro Rata Share of the amount disbursed from such Indemnity Escrow Fund pursuant to clause (i) of this sentence; provided, however, that the Company Unitholders shall have no obligation to replenish the Indemnity Escrow Fund with respect to aggregate Losses arising under Section 7.2(a) in excess of the Cap (or with respect to aggregate Losses arising under Section 7.2(e) in excess of the applicable cap provided therefor). In satisfaction of any claims under this Article VII (including any amounts to be replenished pursuant to the preceding sentence), Company Unitholders shall be permitted to deliver, at their sole option, either cash, shares of Parent Common Stock, Parent Preferred Stock or Parent Warrants. In the event that a Company Unitholder desires to deliver securities in satisfaction of any claims under this Article VII, such Company Unitholder shall deliver such securities in the following order of priority: (i) shares of Parent Common Stock then held by such Company Unitholder or shares of Parent Preferred Stock then held by such Company Unitholder and (ii) Parent Warrants then held by such Company Unitholder. For purposes of this Section 7.7(b), shares of Parent Common Stock shall be valued at the 10-day volume weighted average price, shares of Parent Preferred Stock shall be valued at the applicable liquidation preference, and shares of Parent Warrants shall be valued using the Black-Scholes model or another well-accepted option-pricing model.

(c)          Subject to any claims made in accordance with Article VII hereof, and pursuant to the Escrow Agreement, the remaining undistributed balance of the Indemnity Escrow Fund and/or the Consents Escrow Fund, if any, shall be released by the Escrow Agent to the Company Unitholders in accordance with the directions of the Unitholders’ Representative.

(d)          Subject to amounts required to be retained by the Escrow Agent in accordance with Section 7.2(e) of the Company Disclosure Schedule, in the event that Parent has not delivered a Notice of Claim to the Escrow Agent and the Unitholders’ Representative prior to the Escrow Release Date, the Indemnity Escrow Amount (plus any distributions or earnings thereon that have not previously been released to the Company Unitholders) minus the sum of (a) any Losses finally determined to be payable to the Parent Indemnitees and (b) any Losses claimed pursuant to Notices of Claim for Losses that have not yet been finally resolved in accordance with this Agreement, shall be released to the Company Unitholders in accordance with the directions of the Unitholders’ Representative, and Parent and the Unitholders’ Representative shall execute and deliver to the Escrow Agent a joint written instruction to release such amount.

7.8           Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

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7.9           Effect of Investigation; Waiver

(a)          An Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnifying Party will not be affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b)          Each Company Unitholder acknowledges and agrees that, upon and following the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Company Unitholder whole for or on account of any indemnification or other claims made by any Parent Indemnitee hereunder. Each Company Unitholder shall have no right of contribution against the Company with respect to any such indemnification or other claim described in the preceding sentence.

7.10         Exclusive Remedy. Parent and Merger Sub (on the one hand) and the Company and the Company Unitholders (on the other hand) acknowledge and agree that no representations or warranties have been made by the Company or the Company Unitholders (on the one hand) or Parent or Merger Sub (on the other hand) in connection with the transactions contemplated by this Agreement, except for those made by any such Person expressly set forth herein or in any certificate, agreement or other instrument executed in connection with the Closing and expressly provided for herein. Except to the extent provided in this Article VII or in the case of actual fraud by the applicable Indemnifying Party, each of the Parties (and, in the case of Parent and Merger Sub, on behalf of the Surviving Entity) agree not to assert any claim that any of the other Parties or any other Person has made any false representation, warranty, or statement in connection with the transactions contemplated by this Agreement or omitted to make any statement necessary in order to make the representations, warranties and statements so made by any such party not misleading and agree to waive any right or remedy available by law in connection with the foregoing. Except with respect to Losses arising from actual fraud by the applicable Indemnifying Party, the indemnification provisions in this Article VII will be the exclusive remedy of the Parties following the Effective Time

7.11         Certain Indemnification Matters.

(a)          Prevailing Party Indemnification. If any Action is brought to enforce or interpret the provisions of this Article VII in a court of competent jurisdiction that results in a final, non-appealable order, the prevailing party in such Action shall be entitled to reimbursement of its costs and expenses (including reasonable legal, consultant, accounting and other professional fees), which shall constitute Losses for which the prevailing party shall be entitled to indemnification hereunder.

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(b)          Late Payments. Any and all Losses hereunder shall bear interest from five (5) days following final determination that such indemnification is required to be paid under this Agreement (and the amount thereof) until the date finally paid by the Indemnifying Party at the rate of 5% per annum.

ARTICLE VIII
UNITHOLDERS’ REPRESENTATIVE

8.1           Unitholders’ Representative. By executing this Agreement, a Joinder Agreement or by accepting any consideration payable hereunder, each Company Unitholder shall have irrevocably authorized, appointed and empowered Mistral XH Representative, LLC (together with any subsequent or successor representative, the “Unitholders’ Representative”) to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Company Unitholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Company Unitholders, at any time, in connection with, and that may be deemed by the Unitholders’ Representative to be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement, and to facilitate the consummation of the transactions contemplated hereby. By executing this Agreement, the Unitholders’ Representative accepts such appointment, authority and power and authorization to act as Unitholders’ Representative as attorney-in-fact and agent on behalf of the Company Unitholders in accordance with the terms of this Agreement and any applicable ancillary documents. Without limiting the generality of the foregoing, the Unitholders’ Representative shall have the power to take any of the following actions on behalf of the Company Unitholders: (i) to give and receive notices, communications and consents under this Agreement, the Escrow Agreement and the other documents, instruments and agreements contemplated hereby; (ii) to receive and facilitate distribution of payments pursuant to this Agreement and the Escrow Agreement (including any unused balance of the Indemnity Escrow Fund and/or the Consents Escrow Fund); (iii) to waive, modify or amend any provision of this Agreement, the Escrow Agreement or the other documents, instruments and agreements contemplated hereby; (iv) to assert any claim or institute any Action; (v) to investigate, defend, contest or litigate any Action initiated by any Person against the Unitholders’ Representative or a Company Unitholder under this Agreement and the Escrow Agreement, as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (vi) [reserved]; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Escrow Agreement, as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (viii) to negotiate and enter into settlements with respect to any indemnification claims arising under this Agreement and the Escrow Agreement, as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (ix) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Escrow Agreement as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, assignments, letters and other writings, (xi) make, or assist Parent with making, any filings in connection with this Agreement and the transactions contemplated hereby, (xii) to refrain from enforcing any right of the Company Unitholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Unitholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Unitholders’ Representative or by the Company Unitholders unless such waiver is in a writing signed by the waiving party or by the Unitholders’ Representative, and (xiii) engage, at the Company Unitholders’ expense, attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Unitholders’ Representative for the accomplishment of the foregoing or in connection with any matter arising under this Agreement, and, in general, to do any and all things and to take any and all action that the Unitholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Agreement. Unitholders’ Representative shall have the right to withhold any amounts otherwise payable to the Company Unitholders in accordance with this Agreement as it deems necessary or appropriate in order to cover costs, fees and expenses that it may reasonably incur in connection with discharging its duties hereunder.

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8.2           Reliance. The appointment of the Unitholders’ Representative by each Company Unitholder is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of such Company Unitholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, managers, successors and assigns of each Company Unitholder. All decisions of the Unitholders’ Representative shall be final and binding on all of the Company Unitholders, and no Company Unitholder shall have the right to object, dissent, protest or otherwise contest the same. The Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Unitholders’ Representative and any document executed by the Unitholders’ Representative on behalf of any such Unitholders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. If the Unitholders’ Representative ceases to serve in such capacity, for any reason, such Person shall designate its successor. Failing such designation within ten (10) Business Days after the Unitholders’ Representative has ceased to serve, Company Unitholders entitled to receive, in the aggregate, a majority of the Merger Consideration, shall appoint a successor. Failing such designation within ten (10) Business Days after such successor has ceased to serve, the Parent shall appoint a successor (subject to replacement by the Company Unitholders at any time thereafter pursuant to the preceding sentence).

8.3           No Liability.

(a)          Each of the Parties acknowledges and agrees that the Unitholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Parties acknowledges and agrees that, other than in the Unitholders’ Representative’s role as a Company Unitholder (if applicable), the Unitholders’ Representative shall have no liability to, and shall not be liable for any Losses of, any of the Parties or to any other Person in connection with any obligations of the Unitholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of fraud by the Unitholders’ Representative in connection with the performance by the Unitholders’ Representative of its obligations hereunder.

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(b)          Parent shall not be responsible for any loss suffered by, or liability of any kind to, the Unitholders arising out of any act done or omitted by the Unitholders’ Representative in connection with the administration of the Unitholders’ Representative’s duties hereunder.

(c)          The Unitholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Company Unitholders for certain expenses, charges and liabilities as provided in this Article VIII. In connection with this Agreement and the ancillary documents, and in exercising or failing to exercise all or any of the powers conferred upon the Unitholders’ Representative hereunder or thereunder, (i) the Unitholders’ Representative (and its Affiliates) shall incur no responsibility whatsoever to any Company Unitholder by reason of any error in judgment or other act or omission performed or omitted hereunder, and (ii) the Unitholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Unitholders’ Representative pursuant to such advice shall in no event subject the Unitholders’ Representative (or any of its Affiliates) to liability to any Company Unitholder. Each Company Unitholder shall indemnify, severally in accordance with its Pro Rata Share and not jointly, the Unitholders’ Representative (and its Affiliates) against all Losses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Unitholders’ Representative hereunder. In the event of any indemnification hereunder, upon written notice from the Unitholders’ Representative to the Company Unitholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Unitholder shall promptly deliver to the Unitholders’ Representative full payment of such Company Unitholder’s share of the amount of such deficiency in proportion to such Company Unitholder’s Pro Rata Share. All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1           Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a)          by mutual written consent of the Company, Parent and Merger Sub duly authorized by the Board of Directors of each entity;

(b)          by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2016 (the “End Date”); provided, however, in the event that prior to the End Date all conditions set forth in Sections 6.1 and 6.2 have been met other than the conditions set forth in either Section 6.1(a) or Section 6.2(c), the “End Date” shall be deemed to be extended until March 31, 2017; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

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(c)          by either Parent or the Company, if there shall have been any law enacted by a Governmental Authority prohibiting the consummation of the Merger, or any Governmental Authority having competent jurisdiction shall have issued an order or taken any other action, in each case, which restrains, enjoins or otherwise prohibits the Merger, which order has become final and non-appealable;

(d)          by Parent or the Company if the Parent Annual Meeting shall have been held and completed (including any adjournments or postponements thereof), Parent’s stockholders shall have taken a final vote on a proposal to approve the transactions contemplated hereby, including the Merger, and the Parent Stockholder Approval shall not have been obtained, or the Parent Stockholder Approval shall otherwise not have been obtained prior to the End Date;

(e)          [Reserved]

(f)          by Parent, if (i) the board of directors of the Company, or any authorized committee thereof, shall have effected a Company Board Approval Change; (ii) the Company shall have entered, or caused the Company or its Subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Company Acquisition Proposal; (iii) the Company shall have materially breached Section 4.2; or (iv) the board of directors of the Company, or any authorized committee thereof shall have resolved to do any of the foregoing;

(g)          by the Company, if (i) the board of directors of Parent, or any authorized committee thereof shall have failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of Parent, or withdrawn or modified in a manner adverse to Company, its recommendation or approval of the Merger and this Agreement; (ii) Parent shall have failed to include the Parent Board Recommendation in the Proxy Statement or (iii) the board of directors of Parent, or any authorized committee thereof shall have resolved to do any of the foregoing;

(h)           by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.1 or 6.3 not being satisfied;

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(i)          by the Company, if Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub, as applicable, within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.1 or 6.2 not being satisfied;

(j)          by the Company, if the Company enters into a definitive agreement relating to a Company Acquisition Proposal that the board of directors of the Company has determined constitutes a Company Superior Proposal; provided that concurrently with the termination of this Agreement, the Company pays the Company Termination Fee payable to the Parent pursuant to Section 9.3(b);

(k)          by the Company, at any time, upon the payment to Parent of the fee set forth in Section 9.3(b); or

(l)          by the Company, at any time, if Parent fails to satisfy the conditions set forth in Section 6.1(b) or 6.1(c) prior to the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(l) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in in Section 6.1(b) or 6.1(c) not being satisfied.

9.2           Effect of Termination. Except as provided in this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than this Section 9.2 and Sections 5.2(b), 5.7, and 9.3, and Article XI, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of any Party or any of their respective officers or directors to the other. Other than in the event of actual fraud, no Party shall have any liability for any Losses whatsoever (which shall include reimbursement of expenses or costs) following a valid termination of this Agreement other than as expressly set forth in Section 9.3.

9.3           Fees and Expenses.

(a)          Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated, provided,  however, that if the Merger is consummated, Parent will assume such transaction costs of the Company in an amount not to exceed $500,000. Parent will pay all such transactions costs at the Closing to the extent that the Company provides Parent (A) with an estimate of the amount of such transaction costs at least thirty (30) days prior to the Closing and (B) with the amount of such transaction costs at least seven (7) Business Days prior to the Closing, in each case, with reasonable documentation of such transaction costs.

(b)          In the event that (i) the Company terminates this Agreement pursuant to Section 9.1(j) or Section 9.1(k), or (ii) Parent terminates this Agreement pursuant to Section 9.1(f), then the Company shall pay to Parent, within three (3) Business Days of such termination, a fee in cash equal to $750,000 (the “Company Termination Fee”), plus an amount in cash equal to Parent’s reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $500,000. Any amount to be paid pursuant to this Section 9.3(b) shall be payable by wire transfer of immediately available funds to an account specified by Parent.

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(c)          In the event that (i) the Company terminates this Agreement pursuant to Section 9.1(g), or (ii) the Company or Parent terminates this Agreement pursuant to Section 9.1(d), then Parent shall, within three (3) Business Days of such termination, pay a fee in cash equal to $750,000 (the “Parent Termination Fee”) and an amount in cash equal to the Company’s reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $500,000. Any amount to be paid pursuant to this Section 9.3(c) shall be payable by wire transfer of immediately available funds to an account specified by the Company.

(d)          In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.1(b) and at or prior to the time of such termination, a Company Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to the Company and (ii) within six (6) months following the termination of this Agreement, (A) the Company enters into a definitive agreement with respect to such previously proposed, communicated, known or announced Company Acquisition Proposal or (B) such previously proposed, communicated, known or announced Company Acquisition Proposal is otherwise consummated, then, in any such case, Company shall pay to the Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within two (2) Business Days after the execution of such agreement or after such transaction is consummated, as applicable (provided that for purposes of this Section 9.3(d) each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50%”).

(e)          In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.1(b) and (ii) within six (6) months following the termination of this Agreement, the Company consummates a transaction for the (A) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, equity exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the voting power or economic interests of Company or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Company but excluding the sale, transfer, acquisition or disposition of not more than 50% or more of the voting power or economic interests of any Subsidiary to an ACDBE partner), (B) any direct or indirect sale, transfer, acquisition or disposition of more than 50% of the consolidated assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock, limited liability interests or other equity interests of the Subsidiaries or (C) any merger, consolidation, equity exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Company or any Subsidiary (in each case in clause (C), that results in the equityholders of the Company beneficially owning less than 50% of the Company), the Company shall pay to the Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within two (2) Business Days after such transaction is consummated.

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(f)          Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent fails promptly to pay the Parent Termination Fee or the Company Termination Fee when due pursuant to Section 9.3, and, in order to obtain such payment, either Parent or the Company, as applicable, commences an Action that results in an award against the Company or Parent, as applicable, for such fee, the Company or Parent, as applicable, shall pay the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Under no circumstances shall any Party be required to pay more than one termination fee in respect of termination under this Section 9.3.

9.4           Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors, at any time prior to the Effective Time subject to the applicable provisions of the Delaware LLC Act. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

9.5           Waiver. At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE X
Tax matters

10.1         Filing Tax Returns.

(a)          Unitholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that relate to all Taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Return”). All such Tax Returns shall be prepared in a manner that is consistent with the prior practice of the Company and its Subsidiaries, as applicable, except to the extent otherwise required by law and/or as needed to reflect the impact of the Merger. At least 45 days prior to Unitholders’ Representative’s chosen filing date of any such Pre-Closing Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), Unitholders’ Representative shall cause a draft copy of such Tax Return to be delivered to Parent for Parent’s review and comment (and shall specify the chosen filing date with respect to such Tax Return). Unitholders’ Representative shall consider in good faith any and all reasonable comments provided by Parent with respect to any such Tax Returns, provided, that, such reasonable comments are delivered in writing by Parent to Unitholders’ Representative no less than fifteen (15) days prior to Unitholders’ Representative’s chosen filing date for such Tax Returns (or, if the due date for the filing of such Tax Return is within forty-five (45) days following the Closing Date, as promptly as practicable following the receipt of the draft copy of such Tax Return), provided to the extent filed after the Closing Date, no such Pre-Closing Tax Return shall be filed without the Parent written approval (which approval shall not be unreasonable delayed, conditioned or withheld).

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(b)          Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (“Straddle-Period Tax Return”) for the Company and its Subsidiary that relate to any period that includes but does not end on the Closing Date (a “Straddle Period”). At least forty-five (45) days prior to Parent’s chosen filing date of any such Straddle-Period Tax Return, Parent shall cause a draft copy of such Straddle-Period Tax Return to be delivered to the Unitholder’ Representative for the Unitholder’ Representative’s review and comment (and shall specify the chosen filing date with respect to such Tax Return). Parent shall consider in good faith any and all reasonable comments provided by the Unitholder’ Representative with respect to any such Straddle-Period Tax Returns, provided, that, such reasonable comments are delivered in writing by the Unitholder’ Representative to Parent no less than fifteen (15) days prior to Parent’s chosen filing date for such Tax Returns and no such Straddle-Period Tax Return shall be filed without the Unitholders’ Representative’s written approval (which approval shall not be unreasonable delayed, conditioned or withheld).

10.2         Straddle Period. In the case of any Straddle Period, the amount of any Taxes imposed on or calculated by reference to income, gain, receipts, capital, sales, use or payment of wages of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of each of the Subsidiaries of the Company shall be deemed to terminate at such time) provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two periods on a daily basis. The amount of all other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.3         Tax Treatment of the Merger; Tax Allocation.

(a)          The Parties agree that the Merger shall be treated for federal and applicable state and local income tax purposes as an acquisition by Parent of all of the assets of the Company and its Subsidiaries, and as a sale by each of the Company Unitholders of its Company Units in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) (the “Transaction Tax Treatment”).

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(b)          The Parties agree to allocate and report the total consideration payable (as determined for federal income tax purposes) under this Agreement to the Company Unitholders in a manner consistent by Sections 1060 and 751 of the Code and the corresponding Treasury Regulations (the “Tax Allocation”). Parent shall deliver a draft of the Tax Allocation to Unitholders’ Representative within 90 days following the Closing for Unitholders’ Representative’s review and comment and shall consider in good faith any reasonable comments delivered in writing by the Unitholder Representative to Parent within thirty (30) days (or if no such written comments are timely delivered to the Parent, the draft Tax Allocation shall be deemed final). Unitholders’ Representative and Parent agree to discuss any written proposed changes timely suggested by the Unitholders’ Representative to the Tax Allocation and shall endeavor to resolve in good faith any disputes concerning the Tax Allocation raised in connection with such timely submitted comments. If Parent and the Unitholders’ Representative are unable to agree on the Tax Allocation, such dispute shall be submitted for resolution by an independent, national accounting firm reasonably acceptable to both Parent and Unitholders’ Representative (the “Independent Accountant”) whose determination with respect to the Tax Allocation shall be binding on the Parties. All fees and expenses of such Independent Accountant in making such determination shall be shared 50% by Parent, on the one hand, and 50% by the Company Unitholders (on a several and not joint basis). The Parties agree that if necessary, the Tax Allocation (and corresponding Tax forms) shall be amended to reflect adjustments to the considerations paid pursuant to this Agreement (as determined for federal income tax purposes).

(c)          The Parties shall (and shall cause their respective Affiliates to) file their Tax Returns and pay Taxes in a manner consistent with the Transaction Tax Treatment and the Tax Allocation unless otherwise required by law.

(d)          The Parties intend to treat the Parent Preferred Stock (according to their terms as of the date hereof) as not constituting “preferred stock” for purposes of Code Section 305 and the Treasury Regulations promulgated thereunder, unless otherwise required by law.

10.4         Tax Proceedings.

(a)          If any Governmental Authority issues to the Parent (i) a written notice of its intent to audit or conduct a Tax proceeding with respect to a Tax Return or Taxes of the Company or its Subsidiaries for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) or Straddle Period or (ii) a notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, Parent shall promptly notify the Unitholders’ Representative of its receipt of such communication from the Governmental Authority, provided that the failure to notify the Unitholder’s Representative will not relieve the Company Unitholders of any liability that it may have to Parent Indemnitees, except and only to the extent that any Company Unitholder is actually prejudiced thereby.

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(b)          The Unitholders’ Representative may elect to assume and control the defense of any Tax proceeding relating solely to any Pre-Closing Tax Period of the Company, by providing written notice to Parent within twenty (20) days after delivery by Parent to the Unitholders’ Representative of written notice of such Tax proceeding. If the Unitholders’ Representative elects to assume and control the defense of such Tax proceeding: (i) the Company Unitholders shall bear the costs and expenses of the Unitholders’ Representative arising from such Tax proceeding; (ii) the Unitholders’ Representative shall be entitled to engage counsel reasonably acceptable to Parent; (iii) it will be conclusively established for purposes of this Agreement that the claims made in such Tax proceeding are within the scope of and subject to indemnification, and (iv) the Unitholders’ Representative shall determine and control the preparation, prosecution, defense, settlement, disposition and conduct of such Tax proceeding, provided, however, that the Unitholder’s Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Proceeding without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). If the Unitholders’ Representative elects to assume the defense of any Tax proceeding, the Unitholders’ Representative shall: (x) keep Parent reasonably informed of all material developments and events relating to such Tax proceeding and (y) provide such cooperation and information as Parent shall reasonably request, and Parent shall have the right, at its expense, to participate in (but not control) the defense of such Tax proceeding (including participating in any discussions with the applicable Tax authorities regarding such Tax contests).

(c)          In connection with any Tax proceeding: (A) relating to any Straddle Period, (B) relating to a Pre-Closing Tax Period that the Unitholders’ Representative does not timely elect to control pursuant to Section 10.4(b), or (C) not relating solely to a Pre-Closing Tax Period, Parent shall determine and control the preparation, prosecution, defense, settlement, disposition and conduct of such Tax proceeding; provided, however, that Parent shall not, and shall not allow the Company to settle, resolve, or abandon such Tax proceeding without the prior written consent of the Unitholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

10.5         Cooperation on Tax Matters. Each Party hereto shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns (including signing any such Tax Returns) and any Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to (i) retain all books and records with respect to Pre-Closing Tax Periods until the expiration of the applicable statute of limitations and abide by all record retention agreements entered into with any Tax authority with respect to all Pre-Closing Tax Periods, and (ii) use commercially reasonable efforts to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, Parent shall cause the Company to retain such records for such additional period of time as reasonably requested by such Party. Parent and Unitholders’ Representative, on behalf of the Unitholders, further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

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10.6         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Company Unitholders (on a several and not joint basis). The Unitholders’ Representative will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (except to the extent such Tax Returns and other documentation are required by law to be filed by the Parent), and, if required by applicable legal requirements, the Company and the Parent will join in the execution of any such Tax Returns and other documentation. The Parties agree to cooperate with each other in the filing of any such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns, and shall use their respective commercially reasonable efforts (including providing any exemption certificates) to minimize or avoid the incurrence of any Transfer Taxes.

10.7         Tax Treatment of Indemnification Payments. Except to the extent otherwise required by applicable law, the Parties agree to treat for federal and applicable state and local income Tax purposes, any and all indemnification payments made (or deemed made) pursuant to this Agreement as an adjustment of the consideration payable to the Company Unitholders.

10.8         Tax Sharing Agreements. Any and all Tax allocation agreements, Tax indemnity agreements and Tax sharing agreements binding the Company in any Pre-Closing Tax Period shall be terminated immediately prior to the Effective Time and, from and after the Effective Time, the Company shall not be bound thereby or have any liability or obligations thereunder.

ARTICLE XI

GENERAL PROVISIONS

11.1         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, with confirmation as provided above addressed as follows:

(a)           If to Parent or Merger Sub:

FORM Holdings Corp.

780 Third Avenue, 12th Floor

New York, NY 10017

E-Mail: Notices@formholdings.com

Attention: Andrew Perlman

With copies (which shall not constitute effective notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

E-Mail: KKoch@mintz.com

Attention: Ken Koch

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(b)           If to the Company:

XpresSpa Holdings, LLC

c/o Mistral Capital Management, LLC

650 Fifth Avenue, 31st Floor

New York, NY 10019

E-Mail: aheyer@mistralequity.com

Attention: Andrew R. Heyer

With copies (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

E-Mail: sidney.burke@dlapiper.com

Attention: Sidney Burke

(c)           If to the Unitholders:

Mistral XH Representative, LLC, as Unitholders’ Representative

c/o Mistral Capital Management, LLC

650 Fifth Avenue, 31st Floor

New York, NY 10019

E-Mail: aheyer@mistralequity.com

Attention: Andrew R. Heyer

With copies (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

E-Mail: sidney.burke@dlapiper.com

Attention: Sidney Burke

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of electronic mail, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

11.2         Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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11.4         Entire Agreement. This Agreement (including all exhibits and schedules hereto and thereto), any non-disclosure or other agreement pertaining to the treatment of confidential information by and between the parties hereto (or any of them), and any other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

11.5         Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

11.6         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article I are intended for the benefit of each of the individuals specified therein and their successors and assigns.

11.7         Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

11.8         Governing Law; Enforcement.

(a)          This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware.

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(b)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the Joinder Agreements in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled to under Section 9.3. In addition, each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state courts of the State of New York in the event any dispute arises out of this Agreement, the Joinder Agreements or any transaction contemplated hereby or thereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, the Joinder Agreements or any transaction contemplated hereby or thereby; (iv) consents to service of process by delivery pursuant to Section 11.1 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or any Federal Court of the United States of America sitting in New York City, New York.

11.9         Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORM HOLDINGS CORP.

By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: Chief Executive Officer

FHXMS, LLC

By:	/s/ Andrew Perlman
Name: Andrew Perlman on behalf of
Title: FORM Holdings Corp., its sole member

XPRESSPA HOLDINGS, LLC

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Chairman

MISTRAL XH REPRESENTATIVE, LLC, as Unitholders’ Representative

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Chairman

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